SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SPECTRUM PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders,

Enclosed is a Notice for our 2012 Annual Meeting of Stockholders, which will be held on Friday, June 22, 2012 at 10:30 a.m. Pacific Time, at our California office located at 157 Technology Drive, Irvine, California 92618.

I am pleased to report that during 2011 Spectrum Pharmaceuticals’ performance was outstanding, and we entered a new era: one of growing revenues and profits from operations. It was a very rewarding year for the patients served by our dedicated employees. The FDA approvals we secured in 2011 expanded the availability and convenience of administration of our marketed proprietary drugs. The benefits of FUSILEV® became available to patients suffering from colorectal cancer (the third leading cause of cancer deaths in the United States according to the American Cancer Society) and the removal of the bioscan requirement simplified the administration of ZEVALIN® for patients with non-Hodgkins lymphoma. It was also a very rewarding year for our stockholders as our revenues grew from approximately $74 million to $193 million. For the first time in our history, we reported full year net income of $49 million as compared to a loss of approximately the same amount in the preceding year, with positive operating cash flows; and our market capitalization more than doubled during the year, from approximately $350 million to almost $900 million. This performance represented an acceleration of the growth experienced year after year in recent years, such that at December 31, 2011, our stock price was almost tenfold the price that it was three years ago, on January 1, 2009. We believe our recent performance has been better than what we consider to be the leading biopharmaceutical companies in our peer group, including much larger companies with significantly greater resources.

Just a few years ago, we had a portfolio of only early stage oncology drugs in development, and relied on issuing equity to fund our operations. Today, through a series of strategic steps, we are a financially strong, oncology-focused biotechnology company with two marketed drugs and a robust pipeline of several novel drug candidates. We entered 2012 as a highly-focused and energized company, with fully integrated commercial and drug development capabilities and financially self sustaining operations. With approximately $222 million in cash, cash equivalents, investments and receivables at the start of 2012, we believe that we are poised for greater and sustainable growth in the future. In early 2012, we made three strategic acquisitions that will leverage our existing clinical, regulatory and commercial infrastructure. We acquired rights to ZEVALIN outside the US, including Europe, Japan and South America; in April 2012, we announced the planned acquisition of Allos Therapeutics, Inc., (NASDAQ: ALTH) which markets FOLOTYN®, a drug used to treat relapsed or refractory peripheral T-cell lymphoma. We expect both of these transactions to be accretive to our earnings per share within a short period of time. In addition, we obtained rights to develop and market a biological drug, SPI-2012, a long acting G-CSF designed to treat chemotherapy induced neutropenia. In Phase 1 trials, it was found to be active in one-third the dose of Neulasta.

At this meeting, among other proposals, we are asking for votes from our stockholders on the election of our seven nominees to the board of directors. We believe that our director nominees will continue to add value through their strategic guidance, high ethical standards, significant knowledge, experience, contacts and oversight to help us move forward with the commercialization of our marketed drugs and development of our clinical drugs.

Your vote is important for our continued success, and whether or not you attend the annual meeting, I encourage you to access the proxy materials on the internet and cast your vote via the internet, so that your shares of stock will be represented and your votes cast at the meeting. If you have any further questions, please contact our Acting Chief Financial Officer, Mr. Brett L. Scott, at Spectrum Pharmaceuticals, Inc., 11500 South Eastern Ave., Suite 240, Henderson, Nevada 89052, telephone: (949) 788-6700. We thank you for your consideration and support, and hope to see you at this year’s annual meeting to learn more about our future plans.

Sincerely,

RAJESH C. SHROTRIYA, M.D.

Chairman of the Board, Chief Executive

Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 22, 2012

To our Stockholders:

The 2012 annual meeting of stockholders of Spectrum Pharmaceuticals, Inc. will be held at our California office located at 157 Technology Drive, Irvine, California 92618 on Friday, June 22, 2012, beginning at 10:30 a.m., Pacific Time. At the annual meeting, the holders of our outstanding voting securities will consider and act on the following matters:

(1)	The election of seven directors, each for a term of one year expiring at the 2013 annual meeting of stockholders or until their successors are elected and duly qualified;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012;

(3)	An advisory vote on the compensation of our named executive officers; and

(4)	The transaction of such other business as may properly come before the meeting.

All holders of record of shares of our common stock and Series E Convertible Voting Preferred Stock at the close of business on April 26, 2012 are entitled to vote at the annual meeting and any postponements or adjournments thereof.

Please note that registration will begin at 9:30 a.m., and seating will begin immediately thereafter. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. It is important that your shares be represented; therefore, even if you plan to attend the meeting, PLEASE COMPLETE, SIGN AND DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR VOTE VIA THE INTERNET OR BY TELEPHONE EVEN IF YOU PLAN TO ATTEND THE MEETING.

Very truly yours,

RAJESH C. SHROTRIYA, M.D.

Chairman of the Board, Chief Executive

Officer and President

Date: May 4, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 2012

This year, we are pleased to be distributing our proxy materials to most stockholders via the Internet under the “notice and access” approach permitted by rules of the Securities and Exchange Commission. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient way to access the materials and vote. Accordingly, on or about May 4, 2012, we will mail a “Notice of Internet Availability of Proxy Materials” to our stockholders, containing instructions on how to access the proxy materials on the Internet.

Stockholders who are not participating in notice and access can nonetheless help us reduce costs and conserve resources by opting to receive future proxy materials electronically. Stockholders of record may enroll in the electronic proxy delivery service at any time by going directly to www.computershare-na.com/green. Beneficial owners should contact their broker, bank or other holder of record regarding the availability of this service. We encourage all of our stockholders to consider this option and help us conserve resources and reduce expenses.

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of the board of directors of Spectrum Pharmaceuticals, Inc. (“Spectrum,” “we,” “our,” “us” or the “Company”) for use at our 2012 annual meeting of stockholders to be held Friday, June 22, 2012 at 10:30 a.m., Pacific Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The persons named as proxies were designated by the board of directors and are officers of Spectrum. The annual meeting will be held at our California office located at 157 Technology Drive, Irvine, California 92618. This proxy statement and the accompanying proxy card are first being made available to our stockholders on or about May 4, 2012.

QUESTIONS AND ANSWERS ABOUT THE 2012 ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the following:

•	the election of seven directors, each for a term of one year that expires at the annual meeting in 2013 or until their successors are elected and duly qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012; and

•	an advisory vote on the compensation of our named executive officers.

Stockholders will also act on any other business that may properly come before the annual meeting. In addition, following the annual meeting, management will report on our performance during fiscal 2011 and early 2012.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on April 26, 2012, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. A list of such stockholders will be available for examination by any stockholder at the annual meeting and, for any purpose germane to the annual meeting, at our corporate headquarters located at 11500 South Eastern Avenue, Suite 240, Henderson, Nevada 89052, for a period of ten days prior to the annual meeting.

How many shares of our common stock and preferred stock are outstanding and what are the voting rights of the holders of those shares?

On April 26, 2012, the record date for the annual meeting, 59,522,442 shares of our common stock and 20 shares of our Series E Convertible Voting Preferred Stock, or Series E Preferred Stock, were outstanding. Holders of the outstanding shares of our common stock on the record date will be entitled to one vote on each matter for each share of our common stock held as of such date. Our Series E Preferred Stock has voting rights and powers equal to those of our common stock. Holders of our Series E Preferred Stock as of the record date shall be entitled to vote with respect to any matter upon which holders of our common stock have the right to vote, voting together with the holders of our common stock as one class. Each holder of our Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of our common stock into which such shares of our Series E Preferred Stock could be converted on the record date at the then current conversion value, as determined pursuant to the Certificate of Designations, Rights and Preferences of the Series E Preferred Stock, or the Certificate of Designations. At the current conversion value, each share of Series E Preferred Stock is entitled to 2,000 votes on each matter at the annual meeting. Consequently, the holders of our Series E Preferred Stock shall have a total of 40,000 votes on each matter at the annual meeting. Including both the outstanding common stock and the Series E Preferred Stock, voting together as one class, a total of 59,562,442 votes may be cast at the annual meeting.

Who can attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:30 a.m., and seating will begin immediately thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting of the holders of a majority of the aggregate of the outstanding shares of our common stock and our preferred stock (of which only Series E Preferred Stock is currently outstanding), which will be counted as if converted into common stock, in person or by proxy and entitled to vote, will constitute a quorum, permitting the annual meeting to conduct its business. Proxies marked “withheld” as to any director nominee, abstentions and broker non-votes are counted by us for purposes of determining the presence or absence of a quorum at the annual meeting for the transaction of business. Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote on such matter by the beneficial owner and the broker does not have discretionary authority to vote on such matter.

How do I vote?

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. If you are the record holder of your stock, you may vote by submitting your proxy via the internet, by telephone or through the mail.

To vote via the internet, follow the instructions on the Notice or go to the internet address stated on your proxy card. To vote by telephone, call the number on your proxy card. If you receive only the Notice, you may follow the procedures outlined in the Notice to vote via the internet or request a proxy card.

As an alternative to voting by telephone or via the internet, you may vote by mail. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you receive a paper copy of the proxy materials and wish to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the postage-prepaid envelope, please mail your completed proxy card to the following address: Spectrum Pharmaceuticals, Inc., c/o Computershare, Post Office Box 43070, Providence RI 02940-3070.

If you hold your shares of common stock in street name you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the notice provided by your broker, bank or other nominee.

The internet and telephone voting facilities will close at 11:59 p.m., Pacific Time, on June 21, 2012. Stockholders who submit a proxy via the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and that these costs must be borne by such stockholders. Stockholders who submit a proxy via the internet or by telephone need not return a proxy card or the form forwarded by your broker, bank or other nominee by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed. Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Spectrum Pharmaceuticals stock you own, it is important that your shares be represented at the annual meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which includes the Notice of Annual Meeting, our Proxy Statement, our 2011 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the internet and how to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided, or by utilizing the telephone or internet voting systems.

Can I change my vote after I return my proxy card?

Yes. As a registered stockholder, you may change your vote at any time before the proxy is voted at the annual meeting by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the annual meeting in person and request that your proxy be suspended, although attendance at the annual meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to our Secretary at our corporate headquarters located at 11500 South Eastern Avenue, Suite 240, Henderson, Nevada 89052 and must be received prior to the commencement of the meeting. If your shares are held in “street name,” please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine how to change your vote.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, our board recommends:

•

a vote “FOR” election of the seven director nominees, each for a term of one year expiring at the 2013 annual meeting of stockholders or until their successors are elected and duly qualified (see Proposal 1);

•	a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 (see Proposal 2); and

•	a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (see Proposal 3).

Management does not know of any matters which will be brought before the annual meeting other than those specifically set forth in the notice hereof. However, if any other business properly comes before the annual meeting, the proxy holders or their substitutes will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve the proposals?

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting. Therefore, it is critical that you cast your vote.

Election of Directors

For Proposal 1, the director nominees receiving the highest number of affirmative votes cast, in person or by proxy, at the annual meeting, up to the number of directors to be elected at the annual meeting (seven directors), will be elected as directors. A properly executed proxy marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The election of directors is a “non-discretionary” item. Therefore, if you hold your shares in street name and do not instruct your broker how to vote with respect to the election of directors, your broker may not vote with respect to this Proposal and those votes will be counted as broker non-votes. Broker non-votes will have no effect in determining which directors receive the highest number of affirmative votes cast.

Ratification of the Appointment of Ernst & Young LLP

For Proposal 2, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the Proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to such matter will not be voted. Accordingly, an abstention will have the effect of a negative vote. The ratification of Ernst & Young LLP is a “discretionary” item. Therefore, if you do not instruct your broker how to vote with respect to the ratification of Ernst & Young LLP, your broker may use its discretion to vote any uninstructed shares on this Proposal.

Advisory Vote on Approval of the Compensation of Named Executive Officers

For Proposal 3, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the Proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to such matter will not be voted. Accordingly, an abstention will have the effect of a negative vote. The advisory vote on compensation is a “non-discretionary” item. Therefore, if you hold your shares in street name and do not instruct your broker how to vote with respect to the advisory vote on compensation, your broker may not vote with respect to this Proposal and those votes will be counted as broker non-votes. Broker non-votes will have no effect on the outcome of the Proposal.

Stockholders Sharing the Same Last Name and Address

The Securities and Exchange Commission, or SEC, rules permit banks, brokers and other nominee record holders to participate in a practice known as “householding,” which means that only one copy of the Notice and, if applicable, our proxy statement and annual report will be sent to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. Householding is designed to reduce printing and postage costs and, therefore, results in cost savings for Spectrum. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you receive a householded mailing this year and would like to have additional copies of our Notice and, if applicable, our proxy statement and/or annual report mailed to you, or if you would like to opt out of this practice for future mailings, please contact your bank, broker or other nominee record holder, or submit your request to our Secretary, c/o Spectrum Pharmaceuticals, Inc., 11500 South Eastern Avenue, Suite 240, Henderson, Nevada 89052. Upon receipt of any such request, we agree to promptly deliver a copy of the Notice and, if applicable, our proxy statement and/or annual report to you. In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above. This proxy statement and the annual report for the fiscal year ended December 31, 2011 are also available at http://www.sppirx.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS AND DIRECTORS.

Based on information publicly filed and provided to us by certain holders, the following table shows the amount of our Series E Preferred Stock and common stock beneficially owned on April 26, 2012 (unless otherwise indicated) by holders of more than 5% of the outstanding shares of any class of our voting securities, other than with respect to Dr. Rajesh C. Shrotriya (our Chairman, Chief Executive Officer and President) whose ownership is included in the second table below. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to our voting securities, unless footnoted to the contrary. For purposes of the following tables, the percentage ownership is based upon 20 shares of our Series E Preferred Stock, and 59,522,442 shares of our common stock, outstanding as of April 26, 2012.

Name and Address of Beneficial Owner	Preferred Shares Beneficially Owned(1)	Percent of Preferred Stock Outstanding(2)	Common Shares and Common Equivalents Beneficially Owned(3)	Percent of Common Shares Outstanding(3)	Percent of Shares Eligible to Vote on April 26, 2012(4)

FMR LLC (5)	—	—	7,462,965	12.54%	12.54%
82 Devonshire Street Boston, MA 02109
Eastern Capital Limited(6)	—	—	4,737,307	7.96%	7.96%
P.O. Box 31300 Grand Cayman, KY1-1206, Cayman Islands
Tang Capital Partners, LP (7)	—	—	4,577,895	7.69%	7.69%
4747 Executive Drive, Suite 510 San Diego, CA 92121
BlackRock, Inc.(8)	—	—	3,659,678	6.15%	6.15%
40 East 52nd Street New York, NY 10022
Sands Brothers Venture Capital Funds 1-IV, LLC(9)	20	100.00%	40,000	*	*
90 Park Avenue, 31st Floor New York, NY 10016

*	Less than 1%
(1)	The amount relates to the shares of our Series E Preferred Stock owned by the entity as of April 26, 2012. There are no outstanding shares of any other series of our preferred stock.

(2)	Represents the percentage ownership of the total number of our outstanding shares of Series E Preferred Stock.

(3)	Shares of common stock owned as of April 26, 2012 and shares of common stock subject to preferred stock and warrants currently convertible or exercisable, or convertible or exercisable within 60 days of April 26, 2012, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(4)	Reflects actual voting percentage. Each holder of Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series E Preferred Stock could be converted on the record date at the then current conversion value as determined pursuant to the Certificates of Designations. At the current conversion value, each share of Series E Preferred Stock is entitled to 2,000 votes on each matter at the annual meeting. Consequently, the holders of our Series E Preferred Stock shall have a total of 40,000 votes on each matter at the annual meeting.

(5)	The information set forth herein is based solely on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2012 by FMR LLC (“FMR”). Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of the shares as a result of acting as investment advisor to various funds. Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity and the funds, each has sole power to dispose of 7,462,965 shares of our common stock owned by the funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the subject shares; rather, such voting power is with the funds’ Board of Trustees.

(6)	The information set forth herein is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2012 by Eastern Capital Limited. Eastern Capital Limited is a direct wholly-owned subsidiary of Portfolio Services Ltd. Kenneth B. Dart is the beneficial owner of all of the outstanding shares of Portfolio Services Ltd., which in turns owns all the outstanding shares of Eastern Capital Limited. As of the date of the Schedule 13G/A filing, Eastern Capital Limited and Mr. Dart beneficially own in the aggregate 4,737,307 shares of our common stock. Eastern Capital Limited and Mr. Dart have shared voting and dispositive powers with respect to 4,737,307 shares of our common stock.

(7)	The information set forth herein is based solely on information contained in Schedule 13G filed with the SEC on April 23, 2012 by Tang Capital Partners, LP (“TCP”). Tang Capital Management, LLC, is the general partner of TCP and, as such, may be deemed to be a beneficial owner of the shares. Kevin C. Tang is the manager of Tang Capital Management and, as such, may be deemed to be a beneficial owner of the shares. Each of TCP, Tang Capital Management, LLC and Kevin C. Tang share voting and dispositive power over the 4,577,895 shares. Mr. Tang disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(8)	The information set forth herein is based solely on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc. (“BlackRock”). According to the Amendment No. 2 to Schedule 13G, BlackRock has sole voting and dispositive power over 3,659,678 shares of our common stock.

(9)	Based upon the information provided to us by the holder, SB Venture Capital Management I-IV, LLCs are the member-managers of Sands Brothers Venture Capital LLC (“SBV”), Sands Brothers Venture Capital II LLC (“SBV II”), Sands Brothers Venture Capital LLC III (“SBV III”) and Sands Brothers Venture Capital IV LLC (“SBV IV”) (collectively, the “Funds”). The Funds’ beneficial ownership includes the effect of converting the 20 shares of Series E Preferred Stock into 40,000 shares of common stock. Martin S. Sands and Steven B. Sands are co-Member Managers of SB Venture Capital Management LLC, SB Venture Capital Management II LLC, SB Venture Capital Management III LLC, and SB Venture Capital Management IV LLC, each a New York limited liability company and each the member-manager of SBV, SBV-II, SBV-III and SBV-IV, respectively, and are the natural persons exercising voting and investment control over securities beneficially owned by the Funds.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 26, 2012 by: (i) each of our directors and director nominees, (ii) our named executive officers, and (iii) all of our directors, director nominees and executive officers as a group. Shares of common stock owned as of April 26, 2012 and shares of common stock subject to options currently exercisable or exercisable within 60 days of April 26, 2012, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Unless otherwise noted, each person listed below has sole voting power and sole investment power with respect to shares shown as owned by him. Information as to beneficial ownership is based upon statements furnished to us or filed with the SEC by such persons. Unless otherwise indicated, the business address of each stockholder listed below is c/o Spectrum Pharmaceuticals, Inc., 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052.

						Percent of Shares Outstanding
				Total Owned
Name of Beneficial Owner	Options	Shares(1)
Rajesh C. Shrotriya	3,871,164	2,537,341	(2)	6,408,505	(2)	10.1%

James E. Shields	158,233	88,618	(3)	246,851	(3)	*

Brett L. Scott	66,666	51,421		118,087		*

Stuart M. Krassner	197,500	10,750		208,250		*

Anthony E. Maida	210,800	2,250		213,050		*

Luigi Lenaz	85,000	21,877		106,877		*

Krishan K. Arora	40,000	5,000		45,000		*

Dilip J. Mehta (4)	40,000	32,000		72,000		*

Gilles Gagnon	4,375	25,000		29,375		*

Anton Gueth	1,875	1,000		2,875		*

All Executive Officers and Director/Director Nominees as a group (10 persons)	4,675,613	2,775,257	(5)	7,450,870		11.6%

*	less than 1%

(1)	The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of common stock covered by the restricted stock grant.

(2)	The number of shares includes 625,000 unvested restricted shares of our common stock subject to future vesting.

(3)	The number of shares includes 17,500 unvested restricted shares of our common stock subject to future vesting.

(4)	Dr. Mehta will be retiring from the board of directors at the end of his current term expiring on the date of the 2012 annual meeting.

(5)	The number of shares includes 642,500 unvested restricted shares of our common stock held as a group subject to future vesting.

We are not aware of any arrangements that may at a subsequent date result in a change of control of Spectrum.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers, their ages, the year in which each first became an officer of us and descriptions of their backgrounds. Each of our executive officers serves at the discretion of the board of directors. Additionally, there are no family relationships between any director or executive officer and any other director or executive officer.

Name and Age

Rajesh C. Shrotriya, M.D. (68) Chairman of the Board, Chief Executive Officer and President	Information regarding Dr. Shrotriya is provided under “Proposal 1 — Election of Directors” on page 9 of this proxy statement.

James E. Shields (60) Senior Vice President, Chief Commercial Officer	Mr. Shields has served as Senior Vice president, Chief Commercial Officer since May 2010. Previously Mr. Shields served as Area Business Director for a Division of TEVA Pharmaceutical Industries Limited from September 2007 through April 2010 and Regional Business Director and National Director of Sales for Commercial Divisions of Altana AG from March 2001 until the US Commercial Division was dissolved in December 2006. Mr. Shields also held positions of increasing responsibility with several pharmaceutical companies, including Centocor, Bristol-Myers Squibb, and ICI Stuart Pharmaceuticals. Mr. Shields earned his Bachelor’s Degree from the University of Kentucky.

Brett L. Scott (61) Senior Vice President and Acting Chief Financial Officer	Mr. Scott has served as Senior Vice President and Acting Chief Financial Officer since October 2010. Previously Mr. Scott served as Chief Financial Officer at Biolase Technology, a Southern California-based medical device company. Prior to Biolase, Mr. Scott was Executive Vice President and Chief Financial Officer of North American Scientific, Inc., a Southern California-based medical device company. In March 2009, North American Scientific sought protection under Chapter 11 of the U.S. Bankruptcy Code, and as part of an orderly plan to sell its assets, during the following two months successfully completed the sale of its prostate and breast cancer businesses to Best Theratronics, Ltd. and Portola Medical Inc. respectively. Prior to North American Scientific, Mr. Scott was Chief Financial Officer of Irvine, California-based Alsius Corporation from January 2006 to August 2008. Mr. Scott is an inactive Certified Public Accountant and received a bachelor of science degree in business administration from the University of Southern California.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors currently consists of eight annually elected directors, and will automatically be reduced to seven annually elected directors upon the retirement of Dr. Mehta noted below. Acting upon the recommendation of our Nominating and Corporate Governance Committee, the full board of directors nominated Krishan K. Arora, Stuart M. Krassner, Luigi Lenaz, Anthony E. Maida, Gilles Gagnon, Anton Gueth and Rajesh C. Shrotriya for election to our board. Dr. Mehta has decided not to stand for reelection to the board of directors and, therefore, will retire effective as of the date of the 2012 annual meeting.

Unless you specifically withhold authority in the attached proxy for the election of any of these directors, the persons named in the attached proxy will vote “FOR” the election of Drs. Arora, Krassner, Lenaz, Maida and Shrotriya and Messrs. Gagnon and Gueth to our board of directors. Each director will be elected to serve a one-year term expiring at the annual meeting in 2013 and until his successor has been duly elected and qualified, or until his earlier resignation or removal.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, our board may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the board. Our board of directors has no reason to believe that any of the nominees will be unable to serve. There are no agreements or understandings pursuant to which any of the directors was selected to serve as a director.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING SEVEN NOMINEES.

Krishan K. Arora, Ph.D	Dr. Arora, 71, has been a director of Spectrum since June 2010. Prior to his election, Dr. Arora had been providing consulting services to Spectrum since February 2010. Dr. Arora is a business executive with global experience in driving strategic thinking, management and implementation of operations for drug development worldwide. Dr. Arora has provided consulting services to senior management at several pharmaceutical companies, including Astellas Pharma Global Development, Inc., for global drug development, from May 2008 to June 2009, and UCB, Inc., for applications in global regulatory affairs, electronic document management, pharmacovigilance and worldwide quality assurance and compliance, from November 2003 to February 2006. Prior to that, Dr. Arora held senior management positions with several pharmaceutical companies, including Vice President of R&D Global Regulatory Affairs for Management Information at Pfizer Inc. from 1998 to 2003, Senior Director of Regulatory Affairs at Novartis AG from 1993 to 1998 and Group Director of Biometrics Operations at Sanofi-Aventis. In addition, from 1994 to 2003, Dr. Arora served as Chairman of the Electronic Regulatory Submissions Working Group at PhRMA, which consisted of business and information technology experts from the FDA and 20 biopharmaceutical companies and was the PhRMA lead at ICH on establishing electronic standards for submission of marketing applications to regulatory authorities. Dr. Arora pioneered the use of PDF for e-submissions to FDA, which has become a global standard at regulatory agencies in EU, Japan and many other countries. Dr. Arora received a B.Sc. in Mathematics, Physics and Chemistry from Lucknow University in India, a B.Sc. (Honors) in Agriculture and a M.Sc. in Animal Genetics from G. B. Pant University of Agriculture & Technology in India and a Ph.D. in Population Genetics from Iowa State University.

Dr. Arora has significant experience in the pharmaceutical industry, which includes 11 years’ experience in global regulatory affairs and 18 years’ experience in biometrics operations, including statistics, clinical data systems, clinical data management and medical writing. Furthermore, Dr. Arora has operational management experience, a keen understanding of the regulatory environment in which pharmaceutical companies operate and extensive knowledge in drug development operations and regulatory submissions and approvals. As a result, Dr. Arora is well qualified to serve on our board of directors.

Stuart M. Krassner, Sc.D., Psy.D	Dr. Krassner, 76, has been a director of Spectrum since December 2004 and was previously a member of our Scientific Advisory Board from 1996 to 2001. Dr. Krassner’s career spans four decades of experience in various positions at the University of California, Irvine, or UCI, most recently as Professor Emeritus of Developmental and Cell Biology at the School of Biological Sciences. While at UCI, he developed and reinforced FDA and NIH compliance procedures for UCI-sponsored human clinical trials, established UCI’s first Institutional Review Board, and at one time headed all contract and grant activities. Dr. Krassner has also been retained by a number of public and private pharmaceutical, medical device and other companies to provide scientific and regulatory advisory services, including FDA compliance. Dr. Krassner’s work has been published in numerous peer-reviewed U.S. journals. Dr. Krassner has been awarded grants from the National Institute of Health, the National Science Foundation and the World Health Organization. Dr. Krassner has been a member of the American Society of Protozoology, the American Society of Tropical Medicine and Hygiene, the Corporation of the Marine Biological Laboratories, Woods Hole, MA, and Sigma Xi, among others. Dr. Krassner received a B.S. in Biology from Brooklyn College and an Sc.D. from the Bloomberg School of Public Health at Johns Hopkins University.

Dr. Krassner’s extensive and distinctive experience in business and academia brings valuable perspective to our board. He has a strong background in research in the area of developmental and cell biology and his work in the area has been published in numerous peer-reviewed U.S. journals. Moreover, his expertise in scientific and regulatory advisory services, including FDA compliance, makes him well qualified to serve on our board of directors.

Luigi Lenaz, M.D.	Dr. Lenaz, 71, has been a director of Spectrum since June 2010. Dr. Lenaz served as Spectrum’s Chief Scientific Officer from February 2005 to June 2008 and as President of Spectrum’s Oncology Division from 2000 to 2005. Since retiring as Spectrum’s Chief Scientific Officer in June 2008, Dr. Lenaz provided consulting services to Spectrum from June 2008 to June 2010. From 1997 to 2000, Dr. Lenaz served as Senior Vice President of Clinical Research, Medical Affairs at SuperGen, Inc., a NASDAQ listed pharmaceutical company dedicated to cancer drug development. From 1978 to 1997, Dr. Lenaz held several senior management positions with Bristol- Myers Squibb, a NYSE-listed pharmaceutical company, including Senior Vice President of Oncology Franchise Management from 1990 to 1997 and Director of Scientific Affairs, Anti-Cancer from 1985 to 1990. Dr. Lenaz is also a prominent researcher, having conducted research in the areas of pharmacology, experimental chemotherapy, histology, general physiology, and experimental therapeutics at various institutions for cancer research, including Roswell Park Memorial Institute, Memorial Sloan-Kettering Cancer Center and the National Cancer Institute in Milan. He is a member of several scientific societies, including the American Association for Cancer Research, American Association for Clinical Oncology, European Society for Medical Oncology, and International Association for the Study of Lung Cancer. Dr. Lenaz has served as a director of Pharmaco-Kinesis Corporation, a privately held medical device company, since January 2009. Dr. Lenaz is a graduate of Liceo Scientifico A. Righi in Bologna, Italy and he received a medical degree from the University of Bologna Medical School in 1966.

Dr. Lenaz is a renowned and accomplished oncologist who brings to the board of directors over 35 years’ experience in the pharmaceutical industry and a wealth of knowledge in the field of cancer drug development. Dr. Lenaz’s qualifications to serve on the board of directors include his expertise in the development of cancer drugs, his tenure as our Chief Scientific Officer, as well as his subsequent consulting services for our company, his significant management experience with Bristol-Myers
Squibb, and his prominent research in the field of oncology. As a result, Dr. Lenaz is well qualified to serve on our board of directors.

Anthony E. Maida, III, M.A., M.B.A., Ph.D.	Dr. Maida, 60, has been a director of Spectrum since December 2003. Dr. Maida is currently Chief Operation Officer for Northwest Biotherapeutics, Inc., a cancer vaccine company focused on therapy for patients with glioblastoma multiforme and prostate cancer. He is responsible for the oversight of the operations of Northwest Biotherapeutics. Dr. Maida was formerly Vice President of Clinical Research and General Manager, Oncology, World-wide for PharmaNet, Inc. Prior to joining Pharmanet, Dr. Maida served as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International, servicing pharmaceutical firms, venture capital, hedge funds and Wall Street, in the clinical development of therapeutic products and product/company acquisitions. For 25 years, Dr. Maida has focused on the clinical development of immunotherapies to treat patients with cancer. Dr. Maida’s skill set includes the execution and oversight of finance, operations, research, and commercial clinical and scientific development, regulatory and manufacturing for the development of various therapeutic modalities. He is an expert in ‘virtual’ development and cost-cutting of operations in large and small biotechnology companies. Dr. Maida has negotiated licensing agreements with a number of centers of excellence and premier pharmaceutical firms including but not limited to Eli Lilly, Norvartis, RCT Corporation, Astra Zeneca, Pfizer, MD Anderson, Yale University, Stanford University, University of California San Francisco and Davis, the Wistar Institute, and Bristol Myers Squibb to mention a few. Over the past 18 years, Dr. Maida has served in a number of executive roles, including, Chairman, CEO, COO, CSO, CFO and business development. Dr. Maida was formerly the President and CEO of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the CNS where he raised $3 million and was responsible for all financial and operational aspects of the Company. Prior to Replicon, Dr. Maida served as Interim CEO for Trellis Bioscience, Inc. where he was responsible for securing the Company’s first round of financing ($7 million). In 2000, Dr. Maida served as President of CancerVax Corporation where he raised the company’s first round of financing in the amount of $30 million. Over recent years, Dr. Maida has raised, or assisted in financings, in excess of $200 million for start-up and emerging biotechnology companies. From 1992 to September of 1999, Dr. Maida was President and Chief Executive Officer of Jenner Biotherapies, Inc. During his tenure at Jenner, Dr. Maida ushered four products into the clinic; one Phase III randomized clinical trial demonstrating clinical benefit to patients with osteogenic sarcoma which ultimately gained approval in Europe, two Phase II double-blinded randomized placebo controlled clinical trials in patients with prostate cancer and nine Phase I/II clinical trials. Prior to Jenner Biotherapies, Dr. Maida served as Vice President of Finance and CFO for Lockheed DataPlan, a wholly owned subsidiary, and Senior Financial Controller of Lockheed Missiles, a $1.7 billion division of Lockheed Missiles and Space Company. Dr. Maida serves on the advisory board of EndPoint BioCapital, Sdn Bhd (Kuala Lumpur, Malaysia), and as an advisor, consultant and technical analyst for CMX Capital, LLC, Sagamore Bioventures, Roaring Fork Capital, Toucan Capital, North Sound Capital, The Bonnie J. Addario Lung Cancer Foundation and Pediatric BioScience, Inc. Additionally, Dr. Maida has been retained by Abraxis BioScience, Inc., Northwest BioTherapeutics, Inc. and Takeda Chemical Industries, Ltd. (Osaka, Japan). Dr. Maida was formerly a board member for Sirion Therapeutics, Inc. and GlycoMetrix, Inc. Dr. Maida holds a B.A. degree in Biology, a B.A. degree in History, a MBA, a MA in toxicology and Ph.D in Immunology. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer and the American Chemical Society. Dr. Maida holds a number of patents and patent applications associated with various therapeutic modalities and approaches.

Dr. Maida’s qualifications to serve on the board of directors include the extensive experience he has gained holding senior management positions, including chairman, president, chief financial officer and chief executive officer, at various biotechnology and biopharmaceutical companies. He has successfully raised financing from venture capital and strategic investors for biopharmaceutical companies and he currently provides consulting services to hedge funds, venture capital firms interested in biopharmaceutical firms. Furthermore, Dr. Maida’s vast knowledge in the area of clinical development of oncology products and product acquisitions, in addition to his continuous research in the field of oncology, provides unique and valuable insight to our board of directors. As a result, Dr. Maida is well qualified to serve on our board of directors.

Gilles Gagnon

Mr. Gagnon, 58, was appointed by the board of directors to serve as a director of Spectrum on March 27, 2012. Prior to joining Spectrum, Mr. Gagnon was the President and Chief Executive Officer of Æterna Zentaris (AEZS), a Nasdaq listed Company. He is currently President of Spectrum Pharma Canada Inc., an affiliate of Spectrum, and has served in such position since September 2008. Prior to his current position, he served as Vice President Corporate Development at Æterna Zentaris, a biopharmaceutical company focused in oncology and endocrinology, since 1999, became President and Chief Operating Officer in 2001 and then President and Chief Executive Officer in January 2003 following the acquisition of Æterna Zentaris from German-based Degussa AG in December 2002. Prior to joining Æterna Zentaris, he was VP, External Affairs for Novartis Pharma Canada Inc. from 1996 to 1999. Prior to that, from 1989 to 1996, Mr. Gagnon held various positions including Executive Director, Corporate Planning and Business Development, Senior Director, Strategic Alliances, General Manager, Governments Affairs and Access to Market and Director of Professional Services at Sandoz Pharmaceuticals Inc. He started his career at Atomic Energy of Canada as a sales representative for the Radiopharmaceutical Division. Mr. Gagnon is regularly invited to speak at many management conferences and is co-author of numerous scientific and business related articles. Throughout his career in the pharmaceutical industry, Mr. Gagnon was especially involved in corporate development, alliance management, as well as marketing functions where he participated in the launch of nine innovative pharmaceutical products, in addition to his general management functions.

Mr. Gagnon has also participated in several international committees and strategic advisory boards. As a commitment to participate in the building of a strong biopharmaceutical sector in Canada, Mr. Gagnon served five years on the Executive Committee and the Board of Directors of Canada’s Research-Based Pharmaceutical Companies (Rx&D) where he represented members from the biopharmaceutical sector and pioneered the Rx&D’s biopartnering initiative. He was recently re-elected to the Board of Rx&D Canada. He is also a member of the Board of Directors of Ceapro Inc.(CZO-TSX-V), BioQuebec (chairman), Montreal In Vivo and Sherbrooke Innopole. Ceapro is a Canadian growth-stage biotechnology company. Primary business activities relate to the development and commercialization of active ingredients for personal care and cosmetic industries.

Mr. Gagnon holds post-graduate degrees in pharmacology (M.Sc.) and administration (M.B.A.) from the Université de Sherbrooke and a certificate in General Management from the London Business School, UK. He completed the Directors Education Program at the Rotman School of Management of University of Toronto and is a member of the Canadian Institute of Corporate Directors.

Mr. Gagnon spent over 30 years in the management of healthcare related organizations in both hospital administration (8 years) and in the pharmaceutical industry (22 years) where he held several executive positions. Mr. Gagnon’s qualifications to serve on the board of directors include his prior experience as Chief Executive Officer of Æterna Zentaris, a similar biotechnology company. As a result, Mr. Gagnon is well qualified to serve on our board of directors.

Anton Gueth

Mr. Gueth, 55, was appointed by the board of directors to serve as a director of Spectrum on March 27, 2012. Mr. Gueth’s pharmaceutical experience was gained primarily at Eli Lilly and Company where he spent 19 years in increasing various executive positions, including as a managing director and in marketing and sales. After leaving Eli Lilly and Company he worked as a managing director at Burrill & Company, a merchant bank specialized in the healthcare field. Since September 2011, Mr. Gueth has served as President of Gueth Consulting LLC, which provides licensing, mergers and acquisitions and financial advisory services to companies in the pharmaceutical industry. From January 2007 to September 2011, he was a Managing Director of Burrill & Company, a merchant bank specialized in the health care field. His career includes nearly 19 years with Eli Lilly and Company, most recently as director of Alliance Management. He also served as General Manager of Eli Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Eli Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth has been a director of Antares Pharma, Inc., an NYSE AMEX Equities-listed drug delivery systems company, since 2003, where he is the Chairman of the Compensation Committee and also serves on the Audit and Governance Committees. Mr. Gueth is a director of the American Liver Foundation, Northern California Chapter. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University.

Mr. Gueth brings to the board of directors nearly 30 years of experience in the healthcare industry, in general management, financial management, mergers and acquisitions advisory services, corporate/business development, alliance development and sales and marketing. Mr. Gueth’s qualifications to serve on the board of directors include his expertise in alliance management. Mr. Gueth collaborates with Vantage Partners and other experts in the field to provide clients access to world class expertise. He specializes in orchestrating strategic alliances for pharmaceutical and biotech companies. As a result, Mr. Gueth is well qualified to serve on our board of directors.

Rajesh C. Shrotriya, M.D.

Dr. Shrotriya, 68, has been Chairman of the Board, Chief Executive Officer and President since August 2002 and a director of Spectrum since June 2001. From September 2000 to August 2002, Dr. Shrotriya served as President and Chief Operating Officer of Spectrum. Dr. Shrotriya also serves as a member of the board of directors of Antares Pharma, Inc., an NYSE AMEX-listed drug delivery systems company. Prior to joining Spectrum, Dr. Shrotriya held the position of Executive Vice President and Chief Scientific Officer from November 1996 until August 2000, and as Senior Vice President and Special Assistant to the President from November 1996 until May 1997, for SuperGen, Inc., a publicly-held pharmaceutical company focused on drugs for life-threatening diseases, particularly cancer. From August 1994 to October 1996, Dr. Shrotriya held the positions of Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc., an oncology-focused biopharmaceutical company. Dr. Shrotriya spent 18 years at Bristol-Myers Squibb Company in a variety of positions, most recently as Executive Director, Worldwide CNS Clinical Research. Previously, Dr. Shrotriya held various positions at Hoechst Pharmaceuticals, most recently as Medical Advisor. Dr. Shrotriya was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. In addition, he received a certificate for Advanced Biomedical Research Management from Harvard University. Dr. Shrotriya received an M.D. from Grant Medical College, Bombay, India, in 1974; a D.T.C.D. (Post Graduate Diploma in Chest Diseases) from Delhi University, V.P. Chest Institute, Delhi, India, in 1971; an M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery -- equivalent to an M.D. degree in the U.S.) from the Armed Forces Medical College, Poona, India, in 1967; and a B.S. in Chemistry from Agra University, Aligarh, India, in 1962.

Dr. Shrotriya is a demonstrated leader in the biopharmaceutical industry. His significant leadership experience includes over nine years of serving as our Chairman and Chief Executive Officer as well as his service on the board of directors of Antares Pharma, Inc. Dr. Shrotriya has held prior leadership roles in the biopharmaceutical industry including his positions as our President and Chief Operating Officer, as the executive vice president and chief scientific officer for a publicly-held pharmaceutical company, and 18 years of experience in various positions he held in Bristol-Myers Squibb. Dr. Shrotriya’s significant leadership experience in the biopharmaceutical sector, along with his experience as a physician and his expertise in drug development, position him well to serve on our board of directors.

Director Compensation

The following table shows fiscal 2011 compensation for our non-employee directors. Directors who were employees did not receive any additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash (1)($)	Option Awards (2)($)	Total ($)
Krishan K. Arora	50,000	241,000	291,000
Stuart M. Krassner	30,000	241,000	271,000
Luigi Lenaz	25,000	241,000	266,000
Anthony E. Maida	30,000	241,000	271,000
Dilip J. Mehta (3)	25,000	241,000	266,000

(1)	This column reports the dollar amount of cash compensation paid in 2011 for board and committee service. Effective as of June 26, 2009, each non-employee director received annual retainers for the period of service from the date of election (or reelection) as a director to the subsequent annual stockholder meeting, each retainer being payable semi-annually as follows: $25,000 director retainer, $25,000 retainer in lieu of meeting fees of the board and committees of the board, and $10,000 each to the chairs of the Audit and Compensation Committees. Our directors are also reimbursed for certain out-of-pocket expenses incurred in connection with attendance at board meetings.

(2)	The amounts reflect the aggregate grant date fair value of the following option awards made to such non-employee director. On June 12, 2011, upon confirmation of election as a board member for the 2011-2012 period, each elected non-employee director received an option to purchase up to 50,000 shares of our common stock at $8.27 per share; 25% of the shares vested on the date of grant and the remaining shares vest equally in three annual increments from the date of grant. The grant date fair value of such grants was $4.82 per share. For additional information, refer to note 12 of our financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 2, 2012.

(3)	Dr. Mehta will be retiring from the board of directors at the end of his current term expiring on the date of the 2012 annual meeting.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for fiscal year 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting.

Although ratification by our stockholders is not a prerequisite to the Audit Committee’s ability to select our independent registered public accounting firm, the Audit Committee believes such ratification is advisable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of E&Y as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal controls over financial reporting for fiscal year 2012. If the stockholders do not ratify the selection of E&Y, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select E&Y notwithstanding the failure of our stockholders to ratify its selection. If the appointment of E&Y is ratified, the Audit Committee will continue to conduct an ongoing review of E&Y’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace E&Y at any time. There will be representatives from E&Y present at the 2012 annual meeting of stockholders. They may make a statement if they desire to do so and will be available to answer appropriate questions from stockholders.

Proxies received in response to this solicitation will be voted “FOR” the approval of Ernst & Young LLP unless otherwise specified in the proxy.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

Independent Registered Public Accounting Firms Fees

The following summarizes aggregate fees billed to us by our independent registered public accounting firm, E&Y, for the fiscal years ended December 31, 2011 and 2010:

	2011($)	2010($)
Audit Fees	404,431	416,000
Audit-related Fees	80,305	5,200
Tax Fees	322,950	253,825

Total	807,686	675,025

The fees billed to us by E&Y during or related to our 2011 and 2010 fiscal years consist solely of audit fees, audit-related fees and tax fees, as follows:

Audit Fees. Represents the aggregate fees billed to us for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, and the preparation of comfort letters and consents with respect to registration statements.

Audit-related Fees. Represents the aggregate fees billed to us for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

Tax Fees. Represents the aggregate fees billed to us for professional services rendered for tax returns, compliance and tax advice.

All Other Fees. We did not incur any other fees to E&Y during the 2011 and 2010 fiscal years.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Auditor

All audit and non-audit services by our independent registered public accounting firms were pre-approved by our Audit Committee. For audit services, the independent accountant provides the Audit Committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit. Pursuant to its charter, the Audit Committee may establish pre-approval policies and procedures, subject to SEC and NASDAQ rules and regulations, to approve audit and non-audit services; however, it has not yet done so.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)

In compliance with the Dodd-Frank Act, we are providing our stockholders the opportunity to cast a non-binding advisory vote regarding the compensation of our executive officers who are named in the Summary Compensation Table contained in this proxy statement, referred to as the NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEO’s and the philosophy, policies and practices described in this proxy statement.

The compensation of our NEO’s subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term stockholder value. We seek to foster a pay-for-performance environment that aligns the interests of our executive officers with the creation of stockholder value. Stockholders are urged to read the Compensation Discussion and Analysis section, beginning on page 26 of this proxy statement, which discusses in detail our 2011 compensation program and decisions made by the Compensation Committee with respect to the compensation of our executive officers.

Highlights of 2011 Performance

For 2011, the compensation of our NEOs is largely equity performance based, which aligns the interests of the NEOs with that of shareholders. Our board of directors established aggressive goals for our Chief Executive Officer and other executives. Aside from the goal of growing our revenues, achieving profitability, and advancing the portfolio of our development drugs, other major goals included: building healthy cash reserves; generating a superior return for our stockholders, evidenced by increasing market capitalization; obtaining FDA approval for the use of FUSILEV in the treatment of advanced, metastatic colorectal cancer; and obtaining the FDA’s approval for removal of the pre-treatment bioscan requirement for ZEVALIN. Such FDA approvals were considered by the board of directors to be critical to our long-term success.

Although the goals established were aggressive, they were all met and exceeded. As described in greater detail in the Compensation Discussion and Analysis section of this proxy statement, our fiscal year 2011 performance was nothing short of outstanding. It was the best year of growth in the history of the Company, and was the fourth consecutive year of record growth. Our revenues grew 160% from approximately $74 million to $193 million, and for the first time in our history, we reported full year net income of $49 million as compared to a loss of approximately the same amount in the preceding year, with positive operating cash flows.

Most importantly, it was a very rewarding year for our stockholders as our market capitalization more than doubled during the year, from approximately $350 million to almost $900 million. This performance represented an acceleration of the growth experienced year after year in recent years, such that at December 31, 2011, our stock price was almost tenfold the price that it was three years ago, on January 1, 2009. The compound annual growth rate of the total return to stockholders (which is defined as growth in share price plus reinvested dividends (as applicable) over the time period examined) was: One year—113% compared to 17% median for our compensation peer group; and Three year – 114% compared to 21% median for our compensation peer group.

These accomplishments are testaments to our Chairman and Chief Executive Officer, Dr. Rajesh Shrotriya’s consistently demonstrated clear vision and leadership in directing our affairs through the past ten years. In alignment with our compensation philosophy, the Compensation Committee determined that the majority of Dr. Shrotriya’s reward for this performance would be in the form of an increased equity incentive opportunity, the details of which are provided within the Compensation Discussion and Analysis, and the accompanying compensation table disclosures.

“Say-on-Pay” Vote

This advisory stockholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a stockholder the opportunity to approve or not approve the compensation of the NEOs that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Because your vote is advisory, it will not be binding on the board of directors, the Compensation Committee or Spectrum. Proxies received in response to this solicitation will be voted “FOR” the approval, on an advisory basis, of the compensation of our NEOs disclosed in this proxy statement unless otherwise specified in the proxy.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

CORPORATE GOVERNANCE

Board Independence

In determining whether members of our board of directors are independent, the board reviews a summary of the relationships of each director with Spectrum and other facts relevant to the analysis of whether the directors qualify as independent directors under the NASDAQ Global Market listing standards.

All members of the board of directors, except for Dr. Rajesh C. Shrotriya, our President and Chief Executive Officer, Dr. Luigi Lenaz, and Gilles Gagnon have been affirmatively determined by the board of directors to be independent pursuant to the listing standards of the NASDAQ Global Market. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent pursuant to the listing standards of the NASDAQ Global Market and the rules promulgated by the SEC.

Board Meeting Attendance

Our board of directors met ten times and acted by unanimous written consent twice during 2011. During the year, overall attendance by directors was 99% at board meetings and 100% at committee meetings, and each director attended 75% or more of the aggregate meetings of our board of directors and the committees on which such director served during the 2011 fiscal year. Our policy is that every director is expected to attend in person the annual meeting of our stockholders. If a director is unable to attend a meeting, he or she shall notify the board and attempt to participate in the meeting telephonically, if possible. All of our board members attended the 2011 annual stockholder meeting. Our board of directors met in executive session without management ten times during 2011.

Board Committees

Our board of directors has standing Audit, Compensation, Placement, Product Acquisition and Nominating and Corporate Governance Committees. Our Audit, Compensation and Nominating and Corporate Governance Committees each act pursuant to a written charter. Copies of the Audit, Compensation and Nominating and Corporate Governance Committee charters are posted on our website at http://www.sppirx.com.

Board Committee Membership

as of April 2012

Name	Audit Committee		Compensation Committee		Placement Committee		Nominating and Corporate Governance Committee		Product Acquisition Committee
Krishan K. Arora		*		*				*
Gilles Gagnon
Anton Gueth
Stuart M. Krassner		*	*	*				*
Luigi Lenaz										*
Anthony E. Maida	*	*		*		*		*		*
Dilip J. Mehta (1)						*	*	*		*
Rajesh C. Shrotriya					*	*			*	*

*	Member.

**	Chair.

(1)	Dr. Mehta will be retiring from the board of directors at the end of his current term expiring on the date of the 2012 annual meeting.

Audit Committee. The Audit Committee is currently comprised of Drs. Maida (Chair), Arora and Krassner, each of whom satisfies the NASDAQ and SEC rules for Audit Committee membership. The Audit Committee held six meetings and acted by unanimous written consent once during 2011. Our board of directors has determined that Drs. Maida, Arora and Krassner are Audit Committee financial experts within the meaning of SEC rules and that all three are “independent” within the meaning of the NASDAQ director independence standards and SEC Rule 10A-3. Principal responsibilities of the Audit Committee include but are not limited to:

•	Appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm;

•	Reviewing independence qualifications and quality controls of the independent registered public accounting firm;

•	Overseeing and monitoring internal controls, procedures, the audit function, accounting procedures and financial reporting process; and

•	Reading and discussing with management and the independent registered public accounting firm the annual audited, and quarterly unaudited, financial statements.

Compensation Committee. The Compensation Committee is currently comprised of Drs. Krassner (Chair), Arora and Maida. The Compensation Committee held four meetings and acted by unanimous written consent one time during 2011.

The Compensation Committee of our board of directors is comprised of three directors, each of whom is “independent” within the meaning of the NASDAQ director independence standards and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee’s responsibilities include, but are not limited to:

•	reviewing and evaluating our compensation arrangements for executive officers;

•	reviewing our compensation philosophy;

•	determining the compensation of our Chief Executive Officer, or CEO, and other executive officers; and

•	reviewing and approving bonus compensation, including equity incentive awards.

The Compensation Committee has granted limited authority to Dr. Shrotriya to make certain equity awards to employees and consultants. The Compensation Committee determines the compensation of our CEO independently, and the compensation of other executive officers in consultation with the CEO. During the past five years, the Compensation Committee has, from time to time, consulted with outside legal counsel to the Compensation Committee, and independent compensation consulting firms, and has received compensation data of companies at a similar stage of development as our company from such outside counsel and consultants. The Compensation Committee is made up of individuals with many years of experience in both academia as well as the pharmaceutical industry. All of the members have had years of experience in evaluating the performance of and providing compensation recommendations at corporations and in academia.

We regularly update our Compensation Committee and entire board of directors on compensation best practices and trends. In addition, we made improvements to certain elements of our executive compensation programs to further align them with current market best practices, including:

•	We established an executive compensation philosophy with targeted market position that varies based upon the role of the NEO and the impact that executive has on our business;

•	We formalized a Compensation Committee-approved peer group for on-going competitive market comparisons; and

•	We ensured an appropriate benchmarking of executive roles to market data, including both proxy data and published survey data, to determine the value of Spectrum’s executive positions.

Our compensation consultant, Grant Thornton LLP, had no prior relationship with our CEO or any other NEO. The Compensation Committee meets without management present at least three times per year. During 2011, the Compensation Committee met without management present four times and acted by unanimous written consent once.

Placement Committee. The Placement Committee is currently comprised of Drs. Shrotriya (Chair), Maida and Mehta. The Placement Committee has currently the delegated authority to act on behalf of the board for approving and evaluating all issuances of our securities, including the authority to set the terms of each security being issued, including, without limitation, common stock, warrants, preferred stock or other securities convertible into common stock. The Placement Committee did not meet during 2011.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of Drs. Mehta (Chair), Arora, Krassner and Maida. All members of the Nominating and Corporate Governance Committee are non-employee directors and qualify as “independent” under the current NASDAQ director independence standards. Dr. Mehta will be retiring from the board of directors at the end of his current term expiring on the date of the 2012 annual meeting. We currently do not expect to replace Dr. Mehta as a member of the Nominating and Corporate Governance Committee. We have not yet identified which director will replace Dr. Mehta as the Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to: the identification and recommendation of nominees for election as directors by the stockholders, the identification and recommendation of candidates to fill any vacancies on our board, and the recommendation of policies and standards of corporate governance. The Nominating and Corporate Governance Committee met two times in 2011.

In selecting and making recommendations to the board for director nominees, the Nominating and Corporate Governance Committee may consider suggestions from many sources, including our stockholders. Any such director nominations, together with appropriate biographical information and qualifications, should be submitted by the stockholder(s) to the Chairman of the Nominating and Corporate Governance Committee of our board of directors, c/o Spectrum Pharmaceuticals, Inc., 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052. Director nominees submitted by stockholders are subject to the same review process as director nominees submitted from other sources such as other board members or senior management. No director nominations by stockholders have been received as of the filing of this proxy statement.

The Nominating and Corporate Governance Committee will consider a number of factors when reviewing potential nominees for the board. The factors which are considered by the Nominating and Corporate Governance Committee include the following: the candidate’s ability and willingness to commit adequate time to board and committee matters; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; the candidate’s personal and professional integrity, ethics and values; the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience in our industry and with relevant social policy concerns; the candidate’s experience as a board member of another publicly held company; whether the candidate would be “independent” under applicable standards; whether the candidate has practical and mature business judgment; and the candidate’s academic expertise in an area of our operations. In addition to the factors set forth above, the Nominating and Corporate Governance Committee also strives to create diversity in perspective, background and experience in the board as a whole.

In identifying, evaluating and selecting future potential director nominees for election at each annual meeting of stockholders and nominees for directors to be elected by the board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. In identifying potential nominees, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the board, any of our stockholders or senior management. In appropriate circumstances, the Nominating and Corporate Governance Committee may also hire a search firm to help locate qualified candidates. Once potential nominees are identified, they are initially reviewed by the chairman of the Nominating and Corporate Governance Committee, or in the chairman’s absence, any other member of the Nominating and Corporate Governance Committee delegated to initially review director candidates. The reviewing member of the Nominating and Corporate Governance Committee will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidate(s). The full Nominating and Corporate Governance Committee may interview the candidates as well. The Nominating and Corporate Governance Committee will provide informal progress updates to the board and will meet to consider and recommend final director candidates to the entire board of directors. Our board of directors determines which candidates are nominated or elected to fill a vacancy.

Product Acquisition Committee. The Product Acquisition Committee is currently comprised of Drs. Shrotriya (Chair), Lenaz, Maida and Mehta. The Product Acquisition Committee is responsible for evaluating our product acquisition opportunities. The Product Acquisition Committee did not meet during 2011. Instead, the full board previously considered and approved the 2011 investments and activities related to product acquisitions.

Board Leadership Structure

Currently, our Chief Executive Officer, Dr. Rajesh C. Shrotriya, serves as Chairman of our board of directors. The board believes that Dr. Shrotriya is the director best situated to identify strategic opportunities for our company and to focus the activities of the board due to his full-time commitment to the business and his long tenure with our company. The board also believes that Dr. Shrotriya’s dual roles as Chairman of the board and Chief Executive Officer promotes effective execution of our business strategy and facilitates information flow between management and the board. Our board has determined that maintaining the independence of a majority of our directors helps maintain the board’s independent oversight of management and ensures that the appropriate level independence is applied to all board decisions. In addition, our Audit, Compensation and Nominating and Corporate Governance Committees, which oversee critical matters such as our accounting principles, financial reporting processes and system of disclosure controls and internal controls over financial reporting, our executive compensation program and the selection and evaluation of our directors and director nominees, each consist entirely of independent directors.

Risk Oversight

Management is responsible for identifying our risk exposures and communicating such exposures to our board. Our board is responsible for implementing our risk oversight responsibilities. The board does not have a standing risk management committee, but administers this function directly through the board as a whole, as well as through committees of the board. For example, the Audit Committee assists the board in its risk oversight function by reviewing and discussing with management our accounting principles and procedures, financial reporting processes and system of disclosure controls and internal controls over financial reporting. The Nominating and Corporate Governance Committee assists the board in its risk oversight function by periodically reviewing and discussing with management important corporate governance principles and practices and by considering risks related to our director nominee evaluation process. The Compensation Committee assists the board in its risk oversight function by overseeing compliance with our executive compensation programs and considering risks relating to the design of our executive compensation programs and arrangements. In addition, our compliance officer monitors our corporate compliance program and our compliance with applicable laws, rules and regulations and provides quarterly reports to our board with respect to compliance matters and any related issues. The full board considers strategic risks and opportunities and receives reports from the committees regarding risk oversight in their areas of responsibility as necessary. We believe our board leadership structure facilitates the division of risk management oversight responsibilities among the board committees and enhances the board’s effectiveness in fulfilling its oversight function with respect to different areas of our business risks and our risk mitigation practices.

Communications with the Board of Directors

Stockholders who wish to contact members of our board of directors may send email correspondence to: ir@sppirx.com. If stockholders would like to write to the board of directors, they may also send written correspondence to the following address: Spectrum Pharmaceuticals, Inc., Board of Directors, 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include contact information. All stockholder communications will be received and processed by the Investor Relations Office, and then directed to the appropriate member(s) of the board of directors. In general, correspondence relating to accounting, internal accounting controls or auditing matters will be referred to the chairperson of the Audit Committee, with a copy to the Nominating and Corporate Governance Committee. All other correspondence will be referred to the chairperson or the lead director of the Nominating and Corporate Governance Committee. To the extent correspondence is addressed to a specific director or requires a specific director’s attention, it will be directed to that director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

We employ Dr. Shrotriya’s daughter-in-law, Heekyung Ryoh, as Assistant Controller, effective as of September 9, 2009. Ms. Ryoh’s cash compensation during 2011, including her 2011 bonus, was approximately $107,548. Ms. Ryoh was also awarded 4,000 shares of restricted stock and stock options to purchase 20,000 shares of common stock at an exercise price of $8.27 per share during 2011. These stock and option grants are subject to time-based vesting over three years. Ms. Ryoh’s aggregate compensation for fiscal 2011 was comparable with other employees in similar positions. All of Ms. Ryoh’s compensation is determined under and in accordance with our existing compensation plans and policies applicable to all salaried employees. The compensation paid to Ms. Ryoh in 2011 was approved by the board of directors and the Audit Committee.

Policy on the Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy for approval or ratification of all transactions with related parties that are required to be reported under Item 404(a) of Regulation S-K. The policy provides that the Audit Committee of the board of directors shall review the material facts of all transactions and either approve or disapprove of the entry into the transaction. If advance Audit Committee approval of a transaction is not feasible, then the transaction shall be considered by the Audit Committee chair and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee.

The Audit Committee may establish that certain transactions may be pre-approved by the Audit Committee. However, the Audit Committee has not established any such transactions.

No director shall participate in any approval of a transaction for which he or she is a related party. The director shall provide all material information concerning the transaction to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. A copy of the Code of Business Conduct and Ethics will be provided to any person, without charge, upon verbal request to (702) 835-6300 or upon written request to Investor Relations, Spectrum Pharmaceuticals, Inc., 11500 South Eastern Avenue, Suite 240, Henderson, Nevada 89052. Amendments to the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, if any, will be posted on our website at www.sppirx.com. We will disclose any waivers of provisions of our Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by disclosing such information on a Current Report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of our board of directors is responsible for assisting our board of directors in fulfilling its oversight responsibilities regarding Spectrum’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Audit Committee operates pursuant to a written charter, a copy of which is posted on our website at www.sppirx.com. The Audit Committee met six times and acted by unanimous written consent one time during fiscal 2011. All members of the Audit Committee are non-employee directors and satisfy the current NASDAQ Global Market Listing Standards and SEC requirements with respect to independence, financial literacy and experience.

Management of Spectrum has the primary responsibility for Spectrum’s consolidated financial statements as well as Spectrum’s financial reporting process, accounting principles and internal controls. Ernst & Young LLP, the independent registered public accounting firm, is responsible for performing an audit of Spectrum’s consolidated financial statements and internal control over financial reporting, and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and the effectiveness of Spectrum’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Spectrum as of and for the year ended December 31, 2011 with Spectrum’s management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (Rule 3526) regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the foregoing, the Audit Committee has recommended to our board of directors the inclusion of the audited consolidated financial statements in Spectrum’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Anthony E. Maida, III, M.A., M.B.A., Ph.D., Chair

Stuart M. Krassner, Sc.D., Psy.D.

Krishan K. Arora, Ph.D.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our fiscal year 2011 performance was nothing short of outstanding. It was the best year of growth in the history of the Company, and was the fourth consecutive year of record growth. Our revenues grew 160% from approximately $74 million to $193 million, and for the first time in our history, we reported full year net income of $49 million as compared to a loss of approximately the same amount in the preceding year, with positive operating cash flows.

Most importantly, it was a very rewarding year for our stockholders as our market capitalization more than doubled during the year, from approximately $350 million to almost $900 million. This performance represented an acceleration of the growth experienced year after year in recent years, such that at December 31, 2011, our stock price was almost tenfold the price that it was three years ago, on January 1, 2009. We believe that our recent performance has been better than the performance of our peer group companies within the biopharmaceutical industry (as detailed in this proxy statement), including several larger companies with significantly greater resources.

Just a few years ago, we had a portfolio of only early stage oncology drugs in development, and relied on issuing equity to fund our operations. Today, through a series of strategic steps, we are a financially strong, oncology-focused biotechnology company with two marketed drugs and a robust pipeline of several novel drug candidates. We entered 2012 as a highly-focused and energized company, with fully integrated commercial and drug development capabilities, self sustaining operations, and no foreseeable need to raise funds for running day to day operations. With approximately $222 million in cash, cash equivalents, investments and receivables at the start of 2012, we believe that we are poised for sustainable and perhaps even greater growth in the future. In early 2012, we made three strategic acquisitions that will leverage our existing clinical, regulatory and commercial infrastructure. We acquired rights to ZEVALIN outside the US, including Europe, Japan and South America among the more than 40 countries where it is already approved. And, in April 2012, we announced the planned acquisition of Allos Therapeutics, Inc., (NASDAQ: ALTH) which markets FOLOTYN®, a drug used to treat relapsed or refractory peripheral T-cell lymphoma. In 2011, FOLOTYN had sales of approximately $50 million, and is targeted to the same physicians as ZEVALIN. While this synergistic acquisition adds another source of revenue, it accelerates the development of our hematology/oncology franchise, and affirms our commitment to becoming a leader in the treatment of lymphoma. We expect both of these transactions to be accretive to our earnings per share within a short period of time. In addition, we obtained rights to develop and market a biological drug, SPI-2012, a long acting G-CSF designed to treat chemotherapy induced neutropenia. In Phase 1 trials, it was found to be active in one-third the dose of Neulasta.

For 2011, our board of directors established aggressive goals for our CEO and other executives. Aside from the goal of growing our revenues, achieving profitability, and advancing the portfolio of our development drugs, other major goals included: building healthy cash reserves; generating a superior return for our stockholders, evidenced by increasing market capitalization; obtaining FDA approval for the use of FUSILEV in the treatment of advanced, metastatic colorectal cancer; and obtaining the FDA’s approval for removal of the pre-treatment bioscan requirement for ZEVALIN. Such FDA approvals were considered by the board of directors to be critical to our long-term success.

Although the goals established were aggressive, they were all met and exceeded, as described in greater detail below. Key accomplishments:

•	Superior financial performance:

•	First full year of profitability together with positive cash flows since inception

•	Total revenues of $193 million in 2011, up 160% from previous record revenues of $74 million in 2010

•	Our market capitalization more than doubled from approximately $350 million at the start of the year to almost $900 million at the end of the year.

•	As evidenced by our stock price increasing almost tenfold between January 1, 2009 and December 31, 2011, we have been adding significant shareholder value over recent years.

•	FDA approvals expanded the availability and/or convenience of administration of our proprietary drugs, including:

•	Availability of benefits of FUSILEV to patients suffering from colorectal cancer (the third leading cause of cancer deaths in the United States according to the American Cancer Society); and

•	Simplification of the administration of ZEVALIN for patients with Non-Hodgkins Lymphoma, due to the removal of the bioscan requirement.

•	We are poised for future growth:

•	As of December 31, 2011, we enjoyed the strongest financial position in our history.

•

As discussed above, in early 2012, we acquired the ex-US marketing rights to ZEVALIN; announced the planned acquisition of Allos Therapeutics, Inc., which markets FOLOTYN®, a drug used to treat relapsed or refractory peripheral T-cell lymphoma and also entered into a global co-development and commercialization agreement for a drug for the treatment of chemotherapy induced neutropenia

•

These accomplishments are testaments to our Chairman and CEO, Dr. Rajesh Shrotriya’s consistently demonstrated clear vision and leadership in directing our affairs through the past ten years, and have been publicly recognized at several levels:

•	During 2011 and early 2012, Spectrum has been favorably cited in the media time and time again.

•

Dr. Shrotriya, our Chairman and Chief Executive Officer, was chosen as an Ernst & Young Orange County Region Entrepreneur of the Year® award winner. Dr. Shrotriya was specifically cited for his turn-around of Spectrum. According to E&Y, the award program recognizes entrepreneurs who demonstrate excellence and extraordinary success in such areas as innovation, financial performance and personal commitment to their businesses and communities. Dr. Shrotriya was chosen from 15 finalists by a panel of independent judges.

In alignment with its compensation philosophy, the Compensation Committee determined that the majority of the NEO’s reward for this performance would be in the form of an increased equity incentive opportunity, the details of which are provided within the Compensation Discussion and Analysis and the disclosures following the Summary Compensation Table.

Compensation Philosophy and Objectives

The Compensation Committee’s executive compensation philosophy is to attract and retain professionals of the highest caliber, capable of leading us to fulfillment of our ambitious business objectives, by offering competitive compensation opportunities that reward executives for their individual contributions towards both our long-term and short-term goals. Competition for attracting the best talent in the pharmaceutical industry is very intense, and such competition is national in scope. Accordingly, in light of the intense competition for highly qualified executives, our executive officers are eligible for competitive salary adjustments, cash bonuses and equity compensation based upon periodic evaluations of individual and company performance, relative to goals established at the start of the year.

The Compensation Committee believes that three principal compensation elements — base salary, annual bonus, and equity incentive awards — in combination effectively support our overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, rewarding them for achievement of individual and company goals, and aligning the interests of executive officers with those of our stockholders. Since Spectrum is a rapidly growing company, the Compensation Committee has not established specific competitive market levels to target for each element, but has strived to position the total compensation delivered to the named executive officers listed in the table below, or NEOs, at the top end of peer group and industry in general: and to provide a larger proportion of compensation in the form of long term equity incentives, that align the interests of the NEOs with stockholders.

The CEO’s compensation reflects the cumulative contributions made since 2002 by our current Chairman and CEO, as well as his significant impact on our current and future business success. In contrast, the other NEOs were hired into their current roles in 2010. Finally, executive officer total compensation is delivered primarily through the annual bonus and equity incentive awards, based on achievement of goals for the year. In 2011, the Management Incentive Plan was established to incentivize and reward executives for achievement of long-term goals. Hence actual achievement of our desired compensation positioning versus market is largely dependent upon pay-for-performance.

The Compensation Committee believes that its compensation philosophy aligns the interests of our executive officers with those of our stockholders, and is necessary to incentivize individual executives to peak performance in advancing our short-term and long-term business objectives. It is designed to reward hard work, dedication and the achievement of both individual and company goals.

Named Executive Officers

For 2011, our NEOs were as follows:

Executive Name	Title
Rajesh C. Shrotriya, M.D.	Chairman of the Board, Chief Executive Officer and President

James E. Shields	Senior Vice President, Chief Commercial Officer

Brett L. Scott	Senior Vice President, Acting Chief Financial Officer

Determining Competitive Practices

Peer Group for Compensation Benchmarking

In 2010, as part of our business transformation, we worked with Grant Thornton LLP to develop a compensation peer group consisting of 22 companies used for evaluating competitive total compensation levels. This peer group represented a mix of companies in which we would likely compete for business and talent, with revenues and market capitalization similar to that of Spectrum. Due to the marked improvement in the profile of Spectrum’s performance relative to that peer group, and our significant growth since last year, it became necessary to revise the compensation peer group. Key attributes we sought in selecting peer group companies were that their operations are more in the commercialization stage compared to drug development, and that they were at, or ahead of Spectrum’s stage of evolution.

As a result of our significant growth this year, for 2011 we have elected to change our compensation peer group to a new peer group, or the New Compensation Peer Group, because we believe the revised group is more representative of the companies perceived by investors as comparable to Spectrum based on the New Compensation Peer Group’s similar stage of development and scale of operations, as opposed to being defined primarily by market capitalization, and therefore provides a more meaningful comparison of stock performance and competitive executive compensation practices. Specifically, for 2011 the New Compensation Peer Group companies had median revenue of approximately $357 million and a market capitalization of $2,531 million compared to Spectrum’s revenue of $193 million and market capitalization of approximately $867 million as of December 31, 2011. We used this New Peer Group specifically to review the level of base salaries, mix and size of annual and long-term incentives, and other benefits and perquisites provided to executives of similar-sized companies. In addition, we used the New Compensation Peer to benchmark our performance with respect to shareholder return.

The Compensation Committee intends to continue reviewing and revising the New Compensation Peer Group periodically to ensure that it continues to reflect companies of similar size and business model. The New Compensation Peer Group consists of the following publicly-traded companies: Alkermes, Inc., Amarin Corporation plc, BioMarin Pharmaceutical, Inc., Celgene Corporation, Dendreon Corporation, Human Genome Sciences, Inc., Jazz Pharmaceuticals Public Limited Company, Onyx Pharmaceuticals, Inc., Regeneron Pharmaceuticals, Inc., and Vertex Pharmaceuticals, Incorporated.

For comparison, the former peer compensation group included the following companies: Affymax, Inc., Allos Therapeutics, Inc., Amicus Therapeutics, Inc., Arena Pharmaceuticals, Inc., Biocryst Pharmaceuticals, Inc., Biomarin Pharmaceutical, Inc., Cell Therapeutics, Inc., Cytokinetics, Inc., Dendreon Corporation, Enzon Pharmaceuticals, Inc., Exelixis, Inc., Immunomedics, Inc., Intermune, Inc., Isis Pharmaceuticals, Inc., Mannkind, Corp., Medivation, Inc., Onyx Pharmaceuticals, Inc., Sangamo Biosciences, Inc., Seattle Genetics, Inc., Supergen, Inc., Theravance, Inc., and Vertex Pharmaceuticals, Inc.

Other Competitive Benchmarks

To supplement compensation data gathered from our peer group companies, compensation for our NEOs is also compared to broad-based third party surveys such as Executive Pay in the Biopharmaceutical Industry, published by Top 5 Data Services, Inc., which contains financial information on public biotechnology companies, and the Radford Global Life Sciences U.S. Executive Survey. These surveys include data from various companies within the same industry and of similar business model as Spectrum and provide a general understanding of current compensation practices.

Key Elements of Executive Compensation

The principal elements of compensation for our executive officers are:

•	Base salary;

•	Annual bonuses; and

•	Equity incentive awards.

Base Salary. The base salaries of our executive officers are established as part of an annual compensation adjustment cycle. Base salaries for the year are established either at the end of the prior year or the beginning of the current year, i.e. the base salary for 2011 was set at the start of 2011. In establishing those salaries, the Compensation Committee considers the executive’s level of responsibility, experience and individual performance, impact on company results, and company performance, as well as information regarding salary levels paid to executives with comparable duties in companies at a similar stage as ours.

Annual Bonuses. The Compensation Committee typically awards cash bonuses to executives as part of their annual overall compensation towards the end of the performance year, or at the beginning of the next year for prior year performance, i.e. the cash bonus for 2011 performance was set in November 2011. Such cash bonuses are a reward for company results, individual achievement of goals, as well as achievement of key milestones. We do not establish formal bonus target levels for our executive officers; rather, the actual bonus awarded is determined based upon the Committee’s evaluation of each executive’s performance along with a review of bonus opportunities and actual bonuses paid to executives with similar duties and impact on results working in comparable companies.

Equity Incentive Awards. Cash compensation is viewed as a reward for annual performance versus goals. Equity incentive awards are important long-term compensation tools for employee retention as well as incentivizing future performance. In addition, equity incentive awards are an important compensation tool to utilize in attracting and retaining high caliber executive talent. The Compensation Committee believes that granting equity incentive awards, including stock options and restricted stock, to our executive officers is very beneficial to stockholders because it aligns management’s interests in the enhancement of stockholder value. An executive officer receives value from these grants only if he or she remains employed by us during the vesting period, and, with regard to stock options, only if our common stock appreciates from the fair market value of our common stock on the date of the grant. In determining the number of shares subject to an equity incentive award, the Compensation Committee takes into account the executive officer’s position and level of responsibility, the executive officer’s past performance and potential future contribution, the executive officer’s existing stock and unvested restricted stock holdings, the competitiveness of the executive officer’s total compensation, including equity awards, and with reference to equity award levels of executives with comparable duties in comparable companies.

Typically, the Compensation Committee grants a lesser grant value of restricted stock than stock options because when restricted stock vests, it provides immediate value to the recipient, with less risk than stock options. In deciding whether to grant stock options or restricted stock, the Compensation Committee will review market factors such as our stock price, the different benefits offered by each type of award, past equity grants and the desired balance between performance and retention. Typically, the Compensation Committee grants equity incentive awards once annually; however, it may make additional grants based upon a number of factors, including company results and individual achievements.

Long-Term Retention and Management Incentive Plan. With the goal of growing the market value of the Company, for the long-term benefit of stockholders, our board of directors adopted a Long-Term Retention and Management Incentive Plan, referred to as the Management Incentive Plan, effective April 22, 2011. The Management Incentive Plan rewards long-term corporate performance, by aligning the total compensation of the NEO’s with the interests of our stockholders. The Management Incentive Plan provides that, upon the occurrence of certain events, defined as the achievement of a $750 million market capitalization over a specified period of time, referred to as the Initial Capitalization Target, and/or $1 billion market capitalization over a specified period of time, referred to as the Subsequent Capitalization Target, each participant will be entitled to receive stock awards under our 2009 Incentive Award Plan, as amended, and cash awards upon a change in control. The Management Incentive Plan will terminate on April 22, 2016, the fifth anniversary of its effective date. The Initial Capitalization Target was achieved on December 23, 2011 and shares of our common stock were issued under the Management Incentive Plan to each of Dr. Shrotriya and Messrs. Shields and Scott.

Benefits and Perquisites

The NEOs are eligible for benefits that are generally available to all Spectrum employees and are subject to favorable tax treatment by the IRS under the current tax code. Such benefits include health insurance, life insurance, vacation, and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans.

We maintain a 401(k) Plan and an Employee Stock Purchase Plan, each available to all employees, to encourage employees to save for retirement and to provide incentives for our employees to exert maximum effort for our success. The 401(k) Plan provides matching employee contributions in shares of our common stock and the Employee Stock Purchase Plan provides employees with the opportunity to purchase common stock through accumulated payroll deductions, each in order to, among other things, align employees’ interests with our stockholders.

In addition, commencing in 2011, in order to enhance our ability to attract and retain talented employees, during 2011, our board of directors approved the Deferred Compensation Plan. The Deferred Compensation Plan is administered by our Compensation Committee, or a designee or designees of the Compensation Committee, and is intended to be an unfunded plan which is maintained primarily to provide deferred compensation benefits for a select group of our employees including management. Under the Deferred Compensation Plan, we will provides the participants with the opportunity to make annual elections to defer up to a specified amount or percentage of their eligible cash compensation, as established by the administrator, and we have the option, but not the obligation, to make discretionary or matching cash contributions, More detail regarding the Deferred Compensation Plan is set forth below in the section titled “Nonqualified Deferred Compensation.”

Fiscal 2011 Performance

The aggressive goals and objectives that were established by our board of directors for our Chief Executive Officer and Spectrum at the beginning of the year were exceeded before the end of the year. Among other objectives, the major goals included: obtaining the FDA approval for removal of the pre-treatment bioscan requirement for ZEVALIN; obtaining FDA approval for the use of FUSILEV in the treatment of colorectal cancer; recruiting top talent; streamlining operations; growing revenues and profitability, managing cash flows; and maintaining tight control over expenses.

Listed below are key 2011 goals followed by specific accomplishments:

•	Marketed Products:

•	Goal of continued revenue growth

•	Total revenues of $193 million in 2011, up 160% from previous record revenues of $74 million in 2010, including product sales of $181 million: $153 million from FUSILEV, and $28 million from ZEVALIN.

•	Goal of FDA approval for the use of FUSILEV in the treatment of colorectal cancer

•

In April 2011, we received two FDA approvals for FUSILEV. The first FDA approval was for the use of FUSILEV in combination with 5-fluorouracil in the palliative treatment of patients with advanced metastatic colorectal cancer (the 3rd leading cause of cancer deaths in the United States according to the American Cancer Society.) The second FDA approval was for an RTU formulation of FUSILEV.

•	Secured multiple sources for manufacturing FUSILEV.

•	FUSILEV utilization grew three-fold last year, from approximately 7% of the leucovorin market in 2010 to an estimated 21% in 2011.

•	Goal of FDA approval for removal of the pre-treatment bioscan requirement for ZEVALIN

•	In November 2011, we received approval from the FDA to remove the pre-treatment biodistribution evaluation requirement, commonly referred to as the bioscan from the ZEVALIN administration procedures.

•	Starting in 2011 we set the stage for long-term ZEVALIN growth

•	We commenced our ZEVALIN repositioning campaign immediately after the FDA approval, capitalizing on the bioscan removal to augment market penetration.

•

We expanded our clinical development program because we are excited by the impressive clinical outcome data on ZEVALIN over the past two years. These studies represent bold initiatives for a drug that has been on the market for over 10 years, but we believe has not been adequately promoted.

•	We continued to execute our worldwide commercial strategy through the acquisition announced in early 2012 of ex-US rights to ZEVALIN.

•	Development Pipeline:

•	Goal was to continue active monitoring and advancement of apaziquone clinical trials

•	The apaziquone clinical trials progressed in accordance with plans for data analysis in early 2012.

•	Goal was to continue active monitoring and advancement of belinostat clinical trials

•	The belinostat clinical trials are on track for NDA submission in 2012 [or data analysis in early 2012].

•	Goal was to continue to actively manage alliances with drug development partners

•	We have continued to maintain excellent relations with our alliance partners.

•	Financial Resources:

•	Goal of maintaining tight control over our expenses

•	We continued to exercise tight control over cash used in operations. In 2011 our operating cash flows aggregated $43 million compared to a negative $23 million in 2010.

•

Research and development expenses, excluding non-cash charges, were $26 million in 2011, as compared to $55 million in the same period of 2010, which included the $30 million up-front licensing fee for belinostat.

•	Selling, general and administrative expenses, excluding non-cash charges, were $52 million in 2011, as compared to $43 million in the same period of 2010.

•	We closed 2011 with $222 million in cash, cash equivalents, investments and receivables compared to $125 million as of December 31, 2010.

•	Human Resources:

•	Goal of enhancing leadership capabilities of personnel

•

Maintained the companywide training and employee development to enhance corporate communication and teamwork; and also one-on-one training for key individuals in leadership roles to enable desired levels of performance to advance corporate objectives

•	Goal of hiring the best personnel to support sales growth; and personnel to support development of belinostat and other pipeline drugs

•	During 2011, we reviewed our staffing and continued to strengthen the leadership in all functions including commercial, development, legal and compliance, finance, and business development.

•	With the growth in sales of FUSILEV, we engaged a dedicated team of sales professionals.

•	We also added personnel in clinical and regulatory functions to support the increased clinical development activities.

•	Our overall change in headcount was an increase of 37 people, or approximately 27%.

•	Investor Relations:

•	Goal was to continue to present at strategic healthcare and partnership conferences

•	We presented at several strategic healthcare and partnership conferences.

•	Goal was to continue to build a base of strategic investors while maintaining relationships with NASDAQ and current investors.

•	We continue to be included in the Russell Global®, the Russell 3000® and the Russell 2000® Indexes and the NASDAQ Composite Index.

•	On April 24th, Spectrum was added to the Standard & Poors Smallcap 600 Index, based on stringent criteria for investable and financial strength.

•	We continued to build on our investor base; and blue chip investors such as Fidelity Funds have added our stock to their portfolio.

•	During 2011, our market capitalization more than doubled.

•	At the same time, during 2011 and early 2012, Spectrum has been favorably cited in the media time and time again.

Our outstanding achievements of the strategic, financial and share value objectives in 2011 shaped the Compensation Committee’s decisions with respect to 2011 base salary changes, annual bonuses and equity incentive awards. The Committee considered the performance metrics described below and in the following charts as significant in setting 2011 executive compensation.

Our product revenue has increased from being negligible until 2007 to approximately $8 million in 2008, $28 million in 2009, $61 million in 2010 to $181 million in 2011 (an over 20-fold increase); our net income improved from a loss in each of the previous eight years (2002-2010) to net income of $49 million. Also our cash flows from operating activities improved from a net loss in each of 2009 and 2010 to a positive $43 million in 2011. The three year financial performance is graphically presented below:

[1]	Cash Flow defined as Net Cash from Operating Activities, as of 12/31

In addition, for the one and three-year periods ended December 31, 2011, our TSR (Total Return to Stockholders, defined as the annual rate of return reflecting stock price appreciation plus reinvestment of dividends) exceeded industry benchmarks based on our New Compensation Peer Group of companies:

*	1-Year TSR reflects the most recent full fiscal year. 3-Year TSR reflects the compound annual growth rate (rate of TSR) over the most recent three fiscal years (e.g. Jan 1, 2009 through Dec 31, 2011). TSR is measured as the growth in share price plus dividends (as applicable) over the period examined.

The Compensation Committee determined 2011 compensation for the NEO’s based on the foregoing considerations and as further discussed below.

Base Salaries and Annual Bonuses

In setting base salaries and annual cash bonuses for the CEO and other named executive officers, the Compensation Committee considered various factors including competitive market data, the experience, skills and impact of the individual, the compensation of the individual relative to other members of the executive team; and performance of the executive and Spectrum during the year.

	2010	2011
	Base Salary
Executive
Rajesh C. Shrotriya, M.D.	$650,000	$700,000
James E. Shields	$240,000	$255,000
Brett L. Scott	$225,000	$240,000

Base salary changes were effective for Dr. Shrotriya on January 1, 2011 and each of Messrs. Shields and Scott on June 1, 2011.

The Compensation Committee of the Board determined that Spectrum materially accomplished all of the major goals established at the outset of 2011. In addition, we exceeded our strong 2010 performance and distinguished ourselves from our peers as one of the few profitable oncology companies of comparable size. The Compensation Committee believes that our performance in 2011 is especially noteworthy and our performance sets us apart from our peers at a time when general economic conditions remain challenging and many peer companies of comparable size in the biotech sector are having difficulty meeting their objectives. With two marketed proprietary oncology products and two late stage products in phase 3 clinical trials, the leadership of a strong management team has us poised for future growth. We continued in 2011 to build value for our shareholders, mature our late stage drugs, and help patients, including through the completion of enrollment and follow-up of pivotal trials that are expected to lead to NDA filings next year. Tens of thousands of patients with cancer this year have been treated with drugs marketed by us.

Based on the foregoing assessment of our performance, the Committee, on November 29, 2011, determined performance awards for our principal executive officer, principal financial officer and our Senior Vice President and Chief Commercial Officer. Fiscal 2011 cash bonuses and fiscal 2012 base salaries (effective January 1, 2012) were as set forth in the table below:

Name	Position	Fiscal 2012 Salary ($)	Fiscal 2011 Cash Bonus Award ($)
Rajesh Shrotriya, M.D.	Chairman, Chief Executive Officer and President	800,000	1,900,000
James E. Shields	Senior Vice President and Chief Commercial Officer	300,000	416,943	*
Brett L. Scott	Senior Vice President and Acting Chief Financial Officer	250,000	25,000

*	Including $316,943 sales incentives

In determining compensation for our above-referenced NEOs, the Committee evaluated each executive officer’s performance based primarily on individual contributions toward the advancement of our business objectives. In addition, the Committee used broad-based third party surveys to obtain a general understanding of current compensation practices. The Committee’s determination of individual performance awards took into account the recommendations of Dr. Rajesh Shrotriya, the CEO, with respect to the individual performance of the other NEOs referenced above as to whether such executive officers substantially achieved the stated objectives or over performed or underperformed with respect to corporate objectives that were deemed to be important to our success.

The determination of individual performance does not involve quantitative measures using a mathematical calculation in which each individual performance objective is given a numerical weight. Instead, the Compensation Committee’s determination of individual performance is a subjective determination as to whether the executive officer substantially achieved the stated objectives or over performed or under performed with respect to corporate objectives that were deemed to be important to Spectrum’s success. The Committee’s determination of base salaries and annual bonuses is in its sole discretion and there was no established targets communicated to the NEOs prior to the actual date of the awards.

Based upon achievements versus general established goals, for fiscal 2011, the Compensation Committee determined that the individual performance of Dr. Shrotriya, our Chairman, President and Chief Executive Officer, exceeded expectations in a number of key strategic areas, including: investor relations, leadership and vision resulting in an approximate 160% increase in revenues, managing expenses and capital resources to end 2011 with $222 million in cash, cash equivalents, investments and receivables, and increasing market capitalization by approximately 145%.

In making its determination regarding Dr. Shrotriya’s total compensation in 2011, the Compensation Committee took into account the fact that Dr. Shrotriya had the principal authority and executive decision-making ability required to execute, or to oversee the execution of, our goals and objectives and to lead our transformation from a small drug development company to our current status as a biotechnology company with fully integrated commercial and drug development operations by, among other things, building our research and development, sales and marketing and managerial infrastructure, and attracting and retaining key management talent. In addition, the Compensation Committee acknowledged Dr. Shrotriya’s success in continuing to build a base of strategic investors, who have expressed interest and desire to invest additional capital to spur our future growth. For these accomplishments, the Compensation Committee reasoned, and the board of directors endorsed, that the level of Dr. Shrotriya’s achievements was far in excess of the achievements of principal executive officers of peer companies and thus merited a superior bonus commensurate with preceding years. Accordingly, the Compensation Committee awarded Dr. Shrotriya a cash bonus of $1,900,000.

In making decisions related to the annual bonus for the other NEOs, the Compensation Committee, based primarily on Dr. Shrotriya’s recommendations, concluded as follows:

James E. Shields — For his individual performance in achieving sales targets, Mr. Shields received bonuses and commissions (pursuant to our sales incentive plan available to all sales personnel), aggregating approximately $316,943, throughout the year. The Compensation Committee determined that based on his individual contributions to the achievement of our 2011 corporate goals, Mr. Shields merited an additional year-end cash bonus of $100,000.

Brett L. Scott — Mr. Scott joined us in October 2010. Mr. Scott’s 2011 goals were aligned with Spectrum’s overall objectives, with an emphasis on supporting attainment of the financial objectives. Based upon results achieved, Dr. Shrotriya determined that Mr. Scott’s individual performance exceeded expectations as follows: fiscal prudence, with a focus on cost containment and cash management; and increasing profitability. Based on Dr. Shrotriya’s recommendations, and in light of the value of equity based grants received by Mr. Scott, the Compensation Committee determined that Mr. Scott’s contributions to the achievement of our goals merited a year-end cash bonus of $25,000 based on 2011 performance.

Equity Incentive Opportunities

The Compensation Committee reviews the mix of the equity-based awards, which primarily consists of stock options and restricted stock awards, each year to ensure that the optimal balance on performance and retention is met for each executive officer. For the year 2011, the Compensation Committee determined to more closely align NEO interests with those of the stockholders, particularly in the case of the CEO, due to his significant influence in setting our direction, and responsibility for execution of strategic plans.

The Compensation Committee considered the performance of Spectrum and each executive in determining the appropriate level of equity incentive opportunity granted to each executive officer in 2011, which is summarized in the Grants of Plan-Based Awards table on page 44. However, the Compensation Committee particularly focused on our CEO’s compensation as the other NEOs were newly-elected to their respective roles during 2010. Based on our CEO’s excellent performance in 2011, the Compensation Committee increased the overall compensation of our CEO. In order to incentivize future performance, a significant portion of our CEO’s compensation was delivered in the form of long-term equity incentives that would vest over future years.

Except for the awards pursuant to the Long-Term Retention and Management Incentive Plan (described on page 30), the equity awards made by the Compensation Committee in 2011, vested 25% in 2011, and the remaining 75% are subject to future vesting over three years. The values included in the Summary Compensation Table for these equity awards includes the accounting values of both the vested and unvested portions, determined in accordance with generally accepted accounting principles.

The following provides additional detail for the awards included in the Summary Compensation Table for our CEO, Dr. Shrotriya:

•

In January 2011, stock options to purchase 1,000,000 common shares at an exercise price of $6.87 per share and 250,000 restricted shares. These grants were made to reward the CEO for his outstanding 2010 performance, as described in the Compensation Discussion and Analysis section contained in last year’s proxy statement. 25% of the awards vested in 2011, and the remaining 75% are subject to future vesting over three years.

•

In June 2011, stock options to purchase 500,000 common shares at an exercise price of $8.27 per share. The other executive officers also concurrently received option awards, each of which was made consistent with our past practice of mid-year awards, both in frequency and in size. These grants were made as part of stock option grants awarded to all employees of Spectrum concurrent with the company’s annual shareholder’s meeting. 25% of these option awards vested in 2011, and the remaining 75% are subject to future vesting over three years.

•

In November 2011, 600,000 restricted shares. This award, along with concurrent rewards to the other executive officers, was made to reward the achievement of goals by each such officer and Spectrum’s overall achievements during fiscal 2011. 25% of the awards vested in 2011, and the remaining 75% are subject to future vesting over three years.

•

Pursuant to the terms of the Long-Term Retention and Management Incentive Plan, (described on page 30) Dr. Shrotriya was entitled to receive a stock award of 520,000 shares upon the achievement of a $750 million market capitalization over at least 20 consecutive business days, referred to as the Initial Capitalization Target; and 260,000 shares upon the achievement of a $1 billion market capitalization over at least 20 consecutive business days, referred to as the Subsequent Capitalization Target. The Initial Capitalization Target was achieved on December 23, 2011; consequently 520,000 fully vested performance shares were awarded to Dr. Shrotriya, concurrently with awards to other executive officers, under the terms of the Long-Term Retention and Management Incentive Plan.

•	Also included in the Summary Compensation Table is the value of the unearned shares issuable upon the occurrence of the Subsequent Capitalization Target; which target may never be achieved.

Payments upon Termination of Employment or Change-in-Control

Dr. Shrotriya has an employment agreement that provides for certain payments and benefits upon separation from Spectrum. The payments and benefits as provided within the agreement are designed to achieve the following objectives: protect earned benefits in the case that Dr. Shrotriya is terminated without cause or as may result from a change in control of Spectrum, and to act in the best interests of the stockholders at all times. The level of benefits provided under Dr. Shrotriya’s agreement reflects the Compensation Committee’s assessment of market conditions to provide a competitive level of compensation if he is impacted by a termination without cause or a change in control of Spectrum as well as recognition of the results achieved by Dr. Shrotriya over his years of service to us.

Dr. Shrotriya would receive certain severance benefits if he is terminated by Spectrum at the expiration of the term of the agreement (if not renewed), if his employment is terminated by us without cause, if his employment is terminated as a result of a change in control or his position is adversely affected due to a change in control and he resigns, or if he voluntarily terminates from Spectrum. The benefits are described in greater detail in this proxy statement under the heading “Executive Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

As of December 31, 2011, we did not provide any severance benefits to the other NEOs, other than would be provided under general policies that apply to all of our other employees, except that the NEOs are entitled to an acceleration of vesting of our matching contribution pursuant to the Deferred Compensation Plan.

Impact of Accounting and Tax Considerations on Compensation

Stock — Based compensation

The fair value of stock-based compensation, which includes equity incentives such as stock options and restricted stock, is measured in accordance with authoritative guidance. We measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense over the service period over which the awards are expected to vest.

162(m)

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid in any given year to a NEO in excess of $1.0 million. Performance-based compensation plans are not subject to this restriction. In the event the proposed compensation for any of our NEOs is expected to exceed the $1.0 million limitation, the Compensation Committee will, in making a decision, balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs. As we begin to utilize our net operating losses, Section 162(m) will be considered as a factor in executive officer compensation decisions.

280G and 4999

Sections 280G and 4999 of the Internal Revenue Code relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control if the payment exceeds 2.99 times the executive’s base earnings (as defined by the applicable Section). Dr. Shrotriya’s employment agreement provides that we will compensate him for any excise taxes as might arise upon a change-in-control of Spectrum. The decision to provide Dr. Shrotriya with this tax gross-up reflects the relatively low cash compensation Dr. Shrotriya received in prior years (which increases his potential 280G tax liability should a change in control occur), and to encourage Dr. Shrotriya to hold his stock options awarded in prior years for an extended period (which he has done). We do not currently provide similar tax protection to our other NEOs, should a change-in-control occur.

Risk Assessment of Compensation Policies and Practices

Our Compensation Committee has considered the concept of risk as it relates to our compensation program, and based on such consideration, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk-taking based on our fixed and variable compensation structure.

The fixed (or salary) portion of compensation is designed, in part, to provide a steady income regardless of stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, a cash bonus is awarded based on the achievement of the performance criteria established for us and/or each executive officer based on performance criteria that the Compensation Committee believes to be challenging, yet does not encourage risk-taking, such as the achievement of product development and regulatory milestones, the acquisition of new products and the continuation of strategic corporate collaborations. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time, which further aligns the interests of our executives with those of our stockholders. The Compensation Committee believes that these variable elements of overall compensation are a sufficient percentage of overall compensation to motivate executive officers to produce superior short and long-term corporate results, while the fixed element is also sufficiently high such that the executive officers are not encouraged to take unnecessary or excessive risks. In addition, our internal controls and ethics code also help mitigate risks associated with our compensation program.

Based on the foregoing, the Compensation Committee concluded that risks arising from our compensation program are not reasonably likely to have a material adverse effect on us and do not encourage or incentivize excessive or inappropriate risk-taking by our employees.

Role of Executives in Setting Compensation

Our CEO makes recommendations on changes to compensation to the Compensation Committee for all executive officers except himself. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs.

Role of the Compensation Consultant

In 2010, management engaged Grant Thornton LLP to develop our 2010 compensation peer group, perform total compensation benchmarking analysis and make recommendations on potential annual and equity incentive opportunity levels for each NEO.

Partly as a result of Grant Thornton’s recommendations, effective April 22, 2011, our board of directors adopted and the Management Incentive Plan to provide equity and cash incentives for our principal executive officer, principal financial officer and other named executive officers. The Management Incentive Plan rewards long-term corporate performance, with a goal of aligning the total compensation of the participants with the interests of our stockholders. The Management Incentive Plan provides that, upon the occurrence of certain events, each participant will be entitled to receive stock awards under our 2009 Incentive Award Plan, as amended, and cash awards. The Management Incentive Plan will terminate on April 22, 2016, the fifth anniversary of its effective date.

Grant Thornton also assisted us in complying with the 2011 and 2012 SEC proxy disclosure requirements as it relates to the preparation of the Compensation Discussion and Analysis and related tabular calculations. Grant Thornton did not attend the Compensation Committee meetings or make specific recommendation regarding the compensation for the named executive officers. Grant Thornton is independent and all work performed by Grant Thornton is subject to review and approval of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Drs. Krassner, Maida and Arora. None of the members of our Compensation Committee is or has been an officer or employee of Spectrum. None of our executive officers has served as a director or member or the compensation committee of any other entity, any of whose executive officers served on our board of directors or our Compensation Committee.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	Weighted-average Exercise Price of Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	10,185,521	$5.46	6,777,371
Equity compensation plans not approved by security holders(2)	445,000	5.04	—
Employee Stock Purchase Plan approved by security holders	N/A	N/A	4,665,616

Total	10,630,521	$5.44	11,442,987

The following table summarizes all equity compensation plans including those approved by security holders and those not approved by security holders, as of December 31, 2011.

(1)	We have three stock incentive plans: the 1997 Stock Incentive Plan, or the 1997 Plan, the 2003 Amended and Restated Incentive Award Plan, or the 2003 Plan, and the 2009 Incentive Award Plan, or the 2009 Plan, which was approved by our stockholders in June 2009. Subsequent to the adoption of the 2009 Plan, no new options have been granted pursuant the 2003 Plan or 1997 Plan. The board of directors and the stockholders initially approved 10,000,000 shares of common stock available for issuance under the 2009 Plan. Beginning on January 1, 2010, and each January 1st thereafter, the number of shares of common stock available for issuance under the 2009 Plan shall increase by the greater of (i) 2,500,000 and (ii) a number of shares such that the total number of shares of common stock available for issuance under the 2009 Plan shall equal 30% of the then number of shares of common stock issued and outstanding. Thus, the authorized and available shares under the 2009 Plan may fluctuate over time. As of December 31, 2011, incentive awards for up to approximately 6.8 million shares of common stock were available for grant under the 2009 Plan.
(2)	The number represents 445,000 shares of common stock issuable upon exercise of warrants issued to our non-employees under plans approved by our board of directors that we believe are not required to be approved by our stockholders pursuant to the rules of the NASDAQ Stock Market. We issued these warrants in circumstances that enable us to adequately compensate, without the payment in cash, for outside consultant services, in order to conserve our cash for operating activities. The number of securities remaining available for future issuance under these types of equity compensation plans is zero; however, our board of directors may approve additional issuances of warrants under circumstances that it decides are appropriate.

REPORT OF THE COMPENSATION COMMITTEE

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2012 proxy statement and our 2011 Annual Report on Form 10-K.

Stuart M. Krassner, Sc.D., Psy.D, Chair.

Anthony E. Maida, III, M.A., M.B.A., Ph.D

Krishan K. Arora, Ph.D.

Summary Compensation Table

The following information sets forth summary information concerning the compensation we awarded or accrued during 2011, 2010 and 2009 to our Chief Executive Officer, Chief Commercial Officer and Acting Chief Financial Officer, otherwise referred to as the NEOs. As described in detail below, the amounts reflected in the columns titled “Stock Awards” and “Option Awards” are estimated values on the date of grant, do not represent any cash payments or proceeds actually received by the NEOs and may be different from the amounts ultimately realized upon the vesting and sale of the underlying stock by such NEO, if any. Additionally, stock awards and option awards to each of Dr. Shrotriya and Mr. Shields in 2011 include grants made during calendar 2011 in connection with 2010 performance, as described in the table titled Grants of Plan-Based Awards in 2011.

				Stock	Option	All Other
				Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	($)(2) ,(3)		Total ($)
Rajesh C. Shrotriya, M.D.	2011	700,000	1,900,000	15,917,100	6,440,000	258,660	(4)	25,215,760	*
Chief Executive	2010	650,000	950,000	930,000	2,530,000	454,195		5,514,195
Officer	2009	600,000	1,000,000	—	2,159,000	33,956		3,792,956

James E. Shields(5)	2011	248,750	416,943	1,287,045	818,330	67,556	(6)	2,838,624
Chief Commercial Officer	2010	138,433	86,975	—	288,234	17,566		531,208

Brett L. Scott(7)	2011	233,750	25,000	1,014,645	241,000	53,806		1,568,201
Acting Chief Financial Officer	2010	49,959			247,000	2,374		299,333

*	Includes $14.1 million equity compensation that was not earned or vested in 2011. See the discussion below regarding the CEO’s compensation for additional analysis.

(1)	The amounts reflect the aggregate grant date fair value of awards made to such named executive officers, and include the values attributed to unvested equity awards and the unearned stock subject to performance criteria that may never be met. Also, they do not represent cash payments or proceeds actually received by the NEOs. The option awards and the shares acquired by the NEOs, less any shares forfeited to pay for taxes, are subject to vesting criteria over future years; and the actual values realized may be different from the foregoing amounts when ultimately realized upon sale of underlying shares. For additional information, see Compensation Discussion and Analysis elsewhere in this proxy statement, and for fair value assumptions refer to notes 12 and 13 of our financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 2, 2012.

(2)	Amounts include annual 401(k) matching contribution made by us in shares of common stock, and premiums paid on healthcare and life insurance policies, which are benefits that are offered to all employees.

(3)	In 2011, we established a Deferred Compensation Plan and offered a select group of employees the opportunity to make annual elections to defer up to a specified amount or percentage of their eligible cash compensation, with a potential company match, subject to vesting limitations based on criteria specified in the Plan. During the year ended December 31, 2011, our match on the contributions of NEOs is included in the above table as follows: Dr. Shrotriya, $180,833, Mr. Shields, $28,000, Mr. Scott, $24,833.

(4)	Additionally, for Dr. Shrotriya, amounts include: (a) premiums paid on life insurance policies covering his life and having as beneficiary his estate or other beneficiaries, (c) amounts related to the personal use of a leased company car, gas and repairs, and (d) estate planning fees of $28,763. No individual component of (a), (b) or (c) exceeds $25,000.

(5)	Mr. Shields was named Senior Vice President and Chief Commercial Officer in May 2010.

(6)	Additionally, for Mr. Shields, amount includes an automobile allowance of less than $25,000.

(7)	Mr. Scott was named Senior Vice President and Acting Chief Financial Officer in October 2010.

The following discussion should be read in conjunction with the Summary Compensation Table and related footnotes above. The following chart illustrates the various elements of compensation that comprise the aggregate compensation package for Dr. Shrotriya in 2011, reported in the Summary Compensation Table above. The values attributed to the various equity awards reflect estimates based on generally accepted accounting principles. The increase in the value of the equity element for 2011 compared to prior years is substantially attributed to the strong performance of the Company’s stock which increased from $6.87 at the start of the year to $14.63 at the end of the year; and an almost tenfold increase in the three year period ended December 31, 2011. However, these amounts do not represent any cash payments or proceeds actually received by Dr. Shrotriya, nor do they necessarily reflect the amount that could be realized by him upon a sale of the equity. To date, Dr. Shrotriya has not sold any shares of Spectrum equity.

As is evident from the chart above, the vast majority (88.7%) of Dr. Shrotriya’s compensation reported for 2011 was in the form of non-cash equity incentive opportunity. This is consistent with the Compensation Committee philosophy of aligning the CEO’s compensation with increases in stockholder value. Further, as of December 31, 2011, approximately $14.1 million (or approximately 56%) of the reported 2011 compensation was unearned or unvested. The earning of such amount is subject to future performance and service requirements, which, if not met, would result in the value never being realized by Dr. Shrotriya.

The following chart further analyses Dr. Shrotriya’s compensation, and illustrates the proportion of the 2011 compensation that was guaranteed versus those amounts that were subject to significant payment risk. The guaranteed portion reflects the value of base salary and “all other compensation” paid to Dr. Shrotriya. The at-risk portion reflects the discretionary bonus (as it was tied, in part, to the achievement of certain performance objectives), and the value of the option awards and stock awards (the value of which were highly dependent on our financial performance). The decision to have a significant portion of Dr. Shrotriya’s total compensation be at-risk is consistent with the Compensation Committee’s philosophy to pay for performance and tie executive compensation to the realization of value for our stockholders.

Also, it should be noted that, as described in the CD&A, the 2011 compensation for Dr. Shrotriya as reported in the Summary Compensation Table includes the grant date fair value of the equity award granted in January 2011 for 2010 performance, and also includes the grant date fair value for the 2011 award for 2011 performance, resulting in a distortion of the comparability of his compensation for performance. Adjusting for this anomaly and recasting certain awards for prior years, the comparative total CEO compensation is $5.80 million for 2009 performance, $8.95 million for 2010 performance, and $19.44 million for 2011. The growth in total compensation from $5.8 million in 2009 to $19.44 million in 2011 represents a 3-year compound annual growth rate of 83%. During the same 3-year period, the total shareholder returns compound annual growth rate was 113% over 1 year and 114% over 3 years. Also, during the period January 1, 2009 to December 31, 2011, our share price increased almost tenfold from $1.49 to $14.63.

Grants of Plan-Based Awards in 2011

The following table provides information about equity awards granted to the NEOs in 2011. There can be no assurance that the grant date fair value of stock and option awards will be realized by the NEOs. The amounts reflected in the column titled “Grant Date Fair Value of Stock and Option Awards” are estimated values on the date of grant, do not represent any cash payments or proceeds actually received by the NEOs and may be different from the amounts ultimately realized upon the vesting and sale of the underlying stock by such NEO, if any. Grants dated January 3, 2011, were granted during calendar 2011 in connection with 2010 performance.

			All Other	All Other
			Stock	Option
			Awards:	Awards:		Grant Date
			Number of	Number of	Exercise or	Fair Value
			Shares of	Securities	Base Price	of Stock
			Stock or	Underlying	of Option	and Option
Name	Grant Date		Units (#)(1)	Options (#)(1)	Awards ($) (2)	Awards ($)(3)
Rajesh C. Shrotriya, M.D.	1/3/2011			1,000,000	6.87	4,030,000

	1/3/2011		250,000			1,717,500

	4/22/2011	(4)	780,000			6,099,600

	6/12/2011			500,000	8.27	2,410,000

	11/29/2011		600,000			8,100,000

James E. Shields	1/3/2011			50,000	6.87	201,500

	1/3/2011		20,000			137,400

	3/31/2011			25,000	8.79	129,500

	4/22/2011	(4)	129,750			1,014,645

	6/12/2011			100,000	8.27	482,000

	6/30/2011			1,000	9.11	5,330

	11/29/2011		10,000			135,000

Brett L. Scott	4/22/2011	(4)	129,750			1,014,645

	6/12/2011			50,000	8.27	241,000

(1)	Except as described in footnote 4 below, all stock awards and option awards referenced in the table above vest annually in equal 25% increments with 25% immediately vested on the date of grant and 25% on each anniversary thereafter until fully-vested.

(2)	The exercise price of all the option awards listed above is equal to the fair market value on the dates of grant in accordance with the terms of our equity incentive plans.

(3)	The amounts reflect the grant date fair value dollar amount for financial statement reporting purposes. Fair value assumptions can be found in notes 12 and 13 to our financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 2, 2012.

(4)	In connection with the Management Incentive Plan adopted on April 22, 2011, we are reporting the total number of potential shares that may be awarded upon the achievement of specified market capitalization targets under the Plan. On December 23, 2011, we achieved the initial capitalization target, which resulted in stock awards issued under the Plan as follows: (A) Dr. Shrotriya was awarded 520,000 shares of our common stock, and (B) each of Messrs. Shields and Scott was awarded 86,500 shares of our common stock. The table above includes an additional 260,000 shares of our common stock that may be awarded to Dr. Shrotriya and 43,250 shares of our common stock that may be awarded to each of Messrs. Shields and Scott upon the achievement of the Subsequent Capitalization Target, of which there can be no assurance.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “Compensation Discussion and Analysis” for further discussion of compensation arrangements pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment or award. With respect to the Grants of Plan-Based Awards table above, the general terms of the equity awards are set forth below such table.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information regarding the outstanding option and stock awards as of December 31, 2011. The amounts reflected in the columns titled “Market Value of Shares or Units of Stock That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” are estimated values based on the closing sales price of our common stock on December 30, 2011, do not represent any cash payments or proceeds actually received by the NEOs and may be different from the amounts ultimately realized upon the vesting and sale of the underlying stock by such NEO, if any.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
	Exercisable	Unexercisable
Rajesh C. Shrotriya, M.D.	75,000			1.06	9/25/2012
	206,448			1.99	9/5/2013
	197,500			4.9	9/12/2013
	129,248			4.23	1/1/2016
	150,000			5.08	9/26/2016
	332,015			5.53	1/1/2017
	100,000			3.15	12/6/2017
	500,000			2.55	3/25/2018
	112,500			1.43	12/6/2018
	230,953	87,500	(2)	1.47	1/16/2019
	375,000	125,000	(2)	6.09	6/26/2019
	250,000	250,000	(2)	4.65	1/8/2020
	250,000	250,000	(2)	3.92	7/1/2020
	250,000	750,000	(2)	6.87	1/3/2021
	125,000	375,000	(2)	8.27	6/12/2021
						100,000	(3)	1,463,000
						187,500	(4)	2,743,125
						450,000	(5)	6,583,500
									260,000	(8)	3,803,800
James E. Shields	39,583	60,417	(6)	4.65	5/10/2020
	1,080	0	(7)	3.9	6/30/2020
	500	500	(2)	3.92	7/1/2020
	3,570	0	(7)	4.09	9/30/2020
	12,500	37,500	(2)	6.87	1/3/2021
	25,000	0	(7)	8.79	3/31/2021
	25,000	75,000	(2)	8.27	6/12/2021
	1,000	0	(7)	9.11	6/30/2021
						15,000	(4)	219,450
						7,500	(5)	109,725
									43,250	(8)	632,748
Brett L. Scott	29,166	70,834	(6)	4.28	10/11/2020
	12,500	37,500	(2)	8.27	6/12/2021
									43,250	(8)	632,748

(1)	Calculation based on the closing price of our common stock on December 31, 2011 of $14.63 per share.

(2)	Option shares vest annually in equal 25% increments, with 25% immediately vested on the grant date.

(3)	Shares granted on January 8, 2010 with 25% vesting on the grant date, and continuing to vest in equal 25% increments every January 8th thereafter until fully-vested.

(4)	Shares granted on January 3, 2011 with 25% vesting on the grant date, and continuing to vest in equal 25% increments every January 3rd thereafter until fully-vested.

(5)	Shares granted on November 29, 2011 with 25% vesting on the grant date, and continuing to vest in equal 25% increments every November 29th thereafter until fully-vested.

(6)	Option shares vest 25% on anniversary date, and in 36 equal monthly increments thereafter.

(7)	Option shares vested immediately.

(8)	Shares to be awarded upon our achievement of the Subsequent Capitalization Target per the Management Incentive Plan, effective April 22, 2011. There are no assurances that such Subsequent Capitalization Target will be attained, in which case the shares may never be issued to the NEO.

Options Exercised and Stock Vested in 2011

The following table provides information regarding the number of shares acquired upon exercise of options and vesting of restricted stock in 2011 and the value realized by the NEOs. They do not, however, represent cash payments or proceeds received by the NEOs. The shares acquired by the NEOs, less any shares forfeited to pay for taxes, were retained by the NEOs. The actual values realized may be different from the foregoing amounts when ultimately realized upon sale of the shares.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)(1)
Rajesh C. Shrotriya, M.D.	205,836	(2)	2,335,033	62,500	(3)	429,375
				50,000	(4)	335,500
				150,000	(5)	2,025,000
				50,000	(6)	741,000
				520,000	(7)	7,623,200
James E. Shields				5,000	(3)	34,350
				2,500	(5)	33,750
				86,500	(7)	1,268,090
Brett L. Scott				86,500	(7)	1,268,090

(1)	In accordance with the rules promulgated by the SEC, the values realized on exercise of options and on vesting of shares in the above table were calculated based on the price of the common stock on the exercise or vesting dates, as applicable.

(2)	The 205,836 options, which were granted between 2001 and 2009, at a weighted average exercise price of $3.30, were exercised on December 29, 2011.

(3)	Shares acquired vested on 1/3/2011.

(4)	Shares acquired vested on 1/8/2011.

(5)	Shares acquired vested on 11/29/2011.

(6)	Shares acquired vested on 12/6/2011.

(7)	Performance shares acquired pursuant to the Management Incentive Plan vested on 12/23/2011.

Nonqualified Deferred Compensation

In order to enhance our ability to attract and retain talented employees, during 2011, our board of directors approved the Deferred Compensation Plan, which is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Deferred Compensation Plan is administered by our Compensation Committee, or a designee or designees of the Compensation Committee, and is intended to be an unfunded plan which is maintained primarily to provide deferred compensation benefits for a select group of our employees including management. Under the Deferred Compensation Plan, we will provides the participants with the opportunity to make annual elections to defer up to a specified amount or percentage of their eligible cash compensation, as established by the administrator, and we have the option, but not the obligation, to make discretionary or matching cash contributions.

For the year 2011, we matched participants’ deferrals up to 10% of eligible 2011 compensation. Except as described below under vesting acceleration, the company match vests three years after the deferral. Contributions become 100% vested upon the occurrence of the earliest of: (i) retirement; (ii) death of the participant; (iii) disability of the participant; and (iv) change of control of Spectrum, each as defined in the Deferred Compensation Plan. The following table summarizes the activity in 2011:

Name	Executive Contributions in 2011 ($)(1)	Company Contributions in 2011 ($)(2)	Aggregate Earnings/ (Losses) in 2011 ($)	Aggregate Withdrawals / Distributions in 2011 ($)	Aggregate Balance at 12/31/2011 ($)
Rajesh C. Shrotriya, M.D.	180,833	180,833	8,579	—	370,246

James E. Shields	31,169	27,999	859	—	60,026

Brett L. Scott	25,458	24,833	760	—	51,052

(1)	Each of these amounts was also reported in the columns titled “Salary” and/or “Bonus” in the 2011 Summary Compensation Table above.

(2)	Each of these amounts was also reported in the column titled “All Other Compensation” in the 2011 Summary Compensation Table above.

Executive Employment Agreements, Termination of Employment and Change-in-Control Arrangements

On June 20, 2008, we entered into an employment agreement with Dr. Shrotriya, our President and Chief Executive Officer, which became effective as of January 2, 2008 and replaced his previous employment agreement. The employment agreement expires on January 2, 2013, unless terminated earlier, and automatically renews for a one-year term unless either party gives written notice of such party’s intent not to renew the agreement at least 90 days prior to the commencement of the next year. The employment agreement requires Dr. Shrotriya to devote his full working time and effort to our business and affairs of us during the term of the agreement. The employment agreement provides for a minimum annual base salary with annual increases, periodic bonuses and option grants as determined by the Compensation Committee.

Compensation and Benefits

Pursuant to the terms of the employment agreement, Dr. Shrotriya shall receive an annual base salary of $600,000, as adjusted annually based upon the performance of Dr. Shrotriya and Spectrum, as determined by the Compensation Committee. The Compensation Committee has set Dr. Shrotriya’s annual base salary at $800,000 for 2012.

Dr. Shrotriya shall also be paid an annual performance bonus in cash and/or equity based awards, no later than January 31 of the year following, in an amount to be determined by the Compensation Committee according to Dr. Shrotriya’s achievement of annual performance objectives mutually agreed upon by Dr. Shrotriya and our board of directors.

Under the agreement, Dr. Shrotriya is entitled to receive additional employment benefits, including the right to participate in any incentive plans and to receive life, medical, dental, paid vacation, estate planning services, a leased vehicle and reimbursements for automobile related expenses, and other benefits.

Termination

Dr. Shrotriya’s employment may be terminated due to non-renewal of the agreement by us, by mutual agreement of the parties, by us for cause (as that term is defined in the agreement) or without cause, on grounds of disability or death of Dr. Shrotriya, by Dr. Shrotriya for no reason or for good reason (as those terms are defined in the agreement), or by Dr. Shrotriya’s non-renewal of the agreement.

If (i) the agreement is not renewed by us, (ii) Dr. Shrotriya is terminated without cause, or (iii) Dr. Shrotriya resigns for good reason, then Dr. Shrotriya’s guaranteed severance payments include the right to receive (a) a lump sum payment equivalent to the aggregate of two years’ cash compensation; (b) company-paid continued coverage for Dr. Shrotriya and his eligible dependents under our existing health and benefit plans for two years; and (c) immediate vesting of all options, restricted stock and other equity based awards granted to Dr. Shrotriya. Dr. Shrotriya shall have three years to exercise all vested equity based awards. Since options issued to Dr. Shrotriya pursuant to our 1997 Plan can only be exercised for ninety days after termination, a replacement option shall be granted to Dr. Shrotriya at termination to allow for three years’ of exercisability.

In the event Dr. Shrotriya voluntarily resigns for good reason, or is terminated by us without cause, we will pay or reimburse Dr. Shrotriya for reasonable relocation expenses up to a certain amount.

If Dr. Shrotriya’s employment is terminated without cause prior to the end of a calendar year, then our board of directors shall determine the amount of any bonus that would have been paid to Dr. Shrotriya had his employment continued through the end of the calendar year and we shall pay Dr. Shrotriya the pro rata amount of the bonus.

If the agreement is terminated due to death or disability of Dr. Shrotriya, a lump sum equal to three months of base salary, at the time of his termination, shall be paid to Dr. Shrotriya, his legal representative or estate, as applicable. All equity based awards, such as options and restricted stock, shall immediately vest and shall remain exercisable in accordance with the terms of the respective equity plan and individual agreement(s) governing such options and as otherwise set forth in the agreement.

If Dr. Shrotriya voluntarily resigns his employment for no reason, any stock options or other equity based awards (except for restricted stock) shall immediately become fully vested upon the effective date of Dr. Shrotriya’s resignation, and he shall have three years to exercise all such vested equity based awards. Dr. Shrotriya shall receive the same benefits for any unexpired options issued pursuant to our 1997 Plan as if he had been terminated without cause by us.

If during the term of the agreement, Dr. Shrotriya resigns for good reason (as defined in the agreement) other than pursuant to the circumstances of a change in control and the board has not cured the condition(s) that constitute good reason, then Dr. Shrotriya shall receive all of the severance benefits he would receive if he had been terminated without cause by us. Upon a change of control of Spectrum, if (i) Dr. Shrotriya’s employment is terminated (other than by Dr. Shrotriya) without cause within twelve months thereafter; or (ii) Dr. Shrotriya is adversely affected in certain terms outlined in the agreement, and Dr. Shrotriya, within twelve months after an event constituting a change of control, elects to resign his employment with us, then in either case, Dr. Shrotriya shall be provided with company-paid senior executive outplacement and shall receive the same severance benefits as he would receive if he was terminated by us without cause. However, instead of two years’ cash compensation, Dr. Shrotriya shall receive three years cash compensation. In addition, upon a change of control, we shall pay Dr. Shrotriya a one-time payment of $600,000.

If the agreement is terminated due to mutual agreement, Dr. Shrotriya’s non-renewal of the agreement, or by us for cause, he shall not be entitled to any severance.

Other

If any payment or distribution by us to or for the benefit of Dr. Shrotriya is subject to the excise tax imposed by Section 4999 of the IRC or any interest or penalties are incurred by the Dr. Shrotriya with respect to such excise tax, then Dr. Shrotriya shall be entitled to receive an additional payment in an amount such that after payment by Dr. Shrotriya of all taxes (including any interest and penalties imposed with respect thereto) and excise tax imposed upon such payment, Dr. Shrotriya retains an amount of the payment equal to the excise tax imposed upon the payment.

If we determine that any payments to Dr. Shrotriya under the agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended, the payment schedule of that benefit shall be revised to the extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. We may attach conditions to or adjust the amounts so paid to preserve, as closely as possible, the economic consequences that would have applied in the absence of this adjustment; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

Potential Payments Upon Termination or Following a Change in Control

The table below reflects the amount of compensation to each of our NEOs in the event of termination of such executive’s employment or following a change in control of Spectrum. The amount of compensation payable to each NEO upon voluntary termination without cause, retirement, involuntary termination without cause, involuntary termination for cause or termination following a change of control, in the event of disability or death of the executive, and following a change in control of Spectrum is shown below. Where applicable, the amounts shown assume that termination was effective as of the last trading day of the year, December 30, 2011, and use the closing price per share of our common stock on such date of $14.63, and are estimates of the amounts which would be paid out to the executives upon their termination. In the case of payments upon termination, the actual amounts to be paid out can only be determined at the time of such executive’s separation from Spectrum.

Rajesh C. Shrotriya, M.D.	Voluntary Termination Without Cause ($)	Retirement	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause	Change in Control ($)
Cash Severance payments	—	—	175,000	175,000	5,200,000	—	7,800,000	(1)
Benefit payments	—	—	—	—	190,298	—	287,947
M&A Transaction bonus	—	—	—	—	—	—	600,000
Vesting Acceleration — Deferred Compensation Match	—	180,833	180,833	180,833	—	—	180,833
Management Incentive Plan	—	—	—	—	—	—	8,667,907
Vesting Acceleration — Options	15,596,500	0	15,596,500	15,596,500	15,596,500	0	15,596,500
Vesting Acceleration — Restricted stock	0	0	10,789,625	10,789,625	10,789,625	0	10,789,625
280-G Gross up	—	—	—	—	—	—	8,703,489

Total	15,596,500	180,833	26,741,958	26,741,958	31,776,423	0	52,626,301

James E. Shields
Cash Severance payments	—	—	—	—	—	—	—
Benefits payments	—	—	—	—	—	—	—
Vesting Acceleration — Deferred Compensation Match	—	—	27,999	27,999	—	—	27,999
Management Incentive Plan	—	—	—	—	—	—	1,473,544
Vesting Acceleration — Options	0	0	0	0	0	0	1,376,317
Vesting Acceleration — Restricted stock	0	0	0	0	0	0	329,175

Total	0	0	27,999	27,999	0	0	3,207,035

Brett L. Scott
Cash Severance payments	—	—	—	—	—	—	—
Benefits payments	—	—	—	—	—	—	—
Vesting Acceleration — Deferred Compensation Match	—	—	24,833	24,833	—	—	24,833
Management Incentive Plan	—	—	—	—	—	—	1,473,544
Vesting Acceleration — Options	0	0	0	0	0	0	971,632
Vesting Acceleration — Restricted stock	0	0	0	0	0	0	0

Total	0	0	24,833	24,833	0	0	2,470,009

(1)	Payable upon or following a change in control of Spectrum, only if (i) Dr. Shrotriya’s employment is terminated (other than by Dr. Shrotriya) without cause within twelve months thereafter; or (ii) Dr. Shrotriya is adversely affected in certain terms outlined in the agreement, and Dr. Shrotriya, within twelve months after an event constituting a change in control, elects to resign his employment with us.

Cash severance payments: Includes base salary, bonus and auto allowance payable, pursuant to terms of the employment agreement described above. Under the “Change in Control” scenario, this amount is payable in the event of a qualifying termination, pursuant to terms of the employment agreement described above.

Benefit payments: Includes COBRA insurance payments for healthcare insurance premiums payable, pursuant to terms of the employment agreements described above, for two years unless the lump-sum option is elected. Under the “Change in Control” scenario, this amount is payable in the event of a qualifying termination, and includes an estimated cost for outplacement services, pursuant to terms of the employment agreement described above.

M&A transaction bonus: Consists of a one-time payment upon a change in control of Spectrum pursuant to terms of the employment agreement described above.

Vesting Acceleration — Deferred Compensation Match: Includes our match on amounts deferred pursuant to which vesting is accelerated upon the occurrence of the earliest of: (i) retirement; (ii) death of the participant;(iii) disability of the participant; and (iv) change of control of Spectrum, each as defined in the Deferred Compensation Plan.

Management Incentive Plan: Consists of a one-time payment upon a change in control of Spectrum pursuant to terms of the Management Incentive Plan described elsewhere in this proxy statement. The calculation of the potential amount payable is based on our market capitalization as of December 30, 2011.

Vesting Acceleration — Options: Includes the aggregate intrinsic value of those stock options whose vesting is accelerated upon a change in control, either pursuant to terms of the employment agreement described above, or pursuant to terms of our equity incentive plans. The calculation of such fair value is based on the difference between the closing price per share of our common stock on December 30, 2011 and the exercise price of the options.

Vesting Acceleration — Restricted Stock: Includes the aggregate fair market value of restricted stock whose vesting is accelerated upon a change in control pursuant to terms of our equity incentive plans. The calculation of such fair value is based on the closing price per share of our common stock on December 30, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of reporting forms furnished to us, and written representations that no other reports were required, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, officers and any persons holding 10% or more of our common stock with respect to our fiscal year ended December 31, 2011 were satisfied on a timely basis with the exception of Dr. Krishan Arora who filed a Form 5 on February 14, 2012 to report an earlier acquisition of 5,000 shares of our common stock in January 2011.

OTHER MATTERS

Our board of directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, the persons named in the enclosed proxy will have the discretion to vote on such matters in accordance with their best judgment.

A Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about May 4, 2012, containing instructions on how to access the proxy materials on the Internet. You may obtain a complete copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, with all exhibits filed therewith, from the SEC’s web site at www.sec.gov under EDGAR filings. We will provide to you a copy of our Form 10-K by writing us at 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052, Attn: Investor Relations. Exhibits filed with our Form 10-K will be provided upon written request, in the same manner noted above, at a nominal per page charge. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 22, 2012

The proxy statement and annual report to our stockholders for the year ended December 31, 2011 are available at our Investor Relations page of our Internet website under the heading “Annual Meeting and Proxy Information.” Our web page is http://www.sppirx.com.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2013 Annual Meeting. Under Rule 14a-8 of the Exchange Act, any stockholder desiring to include a proposal in our proxy statement with respect to the 2013 annual meeting should arrange for such proposal to be delivered to us at our principal place of business no later than January 4, 2013, in order to be considered for inclusion in our proxy statement relating to such annual meeting. Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act, the Rules and Regulations of the SEC and other laws and regulations to which interested persons should refer.

In addition, pursuant to our bylaws, any stockholder desiring to submit a proposal for action or nominate one or more persons for election as directors at the 2013 annual meeting of stockholders must submit a notice of the proposal or nomination including the information required by our bylaws to us between March 24, 2013 and April 23, 2013, or else it will be considered untimely and ineligible to be properly brought before the meeting. However, if our 2013 annual meeting of stockholders is not held between May 23, 2013 and August 21, 2013 under our bylaws, this notice must be provided not earlier than the ninetieth day prior to the 2013 annual meeting of stockholders and not later than the close of business on the later of (a) the sixtieth day prior to the 2013 annual meeting or (b) the tenth day following the date on which notice of the date of the 2013 annual meeting is first mailed to stockholders or otherwise publicly disclosed, whichever first occurs.

All such notices should be directed to our Secretary at our principal executive offices at Spectrum Pharmaceuticals, Inc., 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052.

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by us, and the cost of soliciting proxies in the enclosed form will be borne by us. We have also retained Eagle Rock Proxy Advisors, to aid in the solicitation. For these services, we will pay Eagle Rock Proxy Advisors a fee of $6,000 and reimburse them for certain out-of-pocket disbursements and expenses. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailings or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors

Brett L. Scott

Acting Chief Financial Officer

May 4, 2012

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time on June 21, 2012. Vote by Internet Go to www.envisionreports.com/SPPI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Krishan K. Arora 02 - Gilles Gagnon 03 - Anton Gueth 04 - Stuart M. Krassner + 05 - Luigi Lenaz 06 - Anthony E. Maida 07 - Rajesh C. Shrotriya Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. To approve the appointment of Ernst & Young LLP as 3. Advisory vote on executive compensation. Spectrum’s independent registered public accounting firm for the fiscal year ending December 31, 2012. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — SPECTRUM PHARMACEUTICALS, INC. Annual Meeting of Stockholders June 22, 2012 10:30 AM This proxy is solicited by the Board of Directors The undersigned, a Stockholder of SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report to Stockholders and the accompanying Proxy Statement for the Annual Meeting to be held on June 22, 2012, at 10:30 a.m. Pacific Time, at our California office located at 157 Technology Drive, Irvine, California 92618, and, revoking any proxy previously given, hereby appoints Dr. Rajesh C. Shrotriya and Brett L. Scott, and each of them individually, proxies and attorneys-in-fact, each with full power of substitution and revocation, and each with all power that the undersigned would possess if personally present, to vote SPECTRUM PHARMACEUTICALS, INC. capital stock held by the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.